AN OFFERING CIRCULAR PURSUANT TO THE REQUIREMENTS OF REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING INVESTORS A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

As filed with the Securities & Exchange Commission on September 9, 2021

OFFERING CIRCULAR

FOR

INNOVATIVE HEALTH SOLUTIONS, INC.

AN INDIANA CORPORATION

829 S. Adams Street
P.O. Box 397
Versailles, Indiana 47042
Email: brian@i-h-s.com
Phone: 812-689-0791

Securities offered by Company:	up to 2,578,266 shares of common stock
Securities offered by Selling Shareholders:	up to 579,897 shares of common stock
Maximum amount offered by Company and Selling Shareholders:	up to $24,507,344.92
Maximum amount offered by Company:	up to $20,007,344.20
Maximum amount offered by Selling Shareholders:	up to $4,500,000.72
Price per share of Common Stock:	$7.76
Minimum investment amount per investor:	$1,001.04

Innovative Health Solutions, Inc., (the “IHS”, “Company”, “we”, “us” or “our”) is an Indiana corporation. The Company will be managed by our executive officers (each an “Officer” and collectively, the “Officers”).  As further described in this Offering Circular (the “Offering Circular”), the Company has been organized to as a med-tech company focused on the research, design and manufacturing of devices for pediatric applications.

The Company is offering by means of this Offering Circular 2,578,266 shares of its common stock (“Common Stock”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.)  The Selling Shareholders (as such term is defined herein) are offering for sale a maximum of 579,897 shares of Common Stock at $7.76 per share, for gross proceeds of up to $4,500,000.72. The Selling Shareholders will be entitled to keep all proceeds from the sale of their shares.  The offering of Common Stock by us and by the Selling Shareholders will occur simultaneously; provided, that, no shares of Common Stock will be sold by the Selling Shareholders until the Company has sold shares of Common Stock resulting in $10,000,000.00 in gross proceeds to the Company.

We anticipate that shares of Common Stock will be sold by the Company and our Officers, the Company and our Officers will also offer and sell shares of Common Stock through the services of Exemplar Capital, LLC, an independent broker/dealers who is a member firm of the Financial Industry Regulatory Authority (“FINRA”). The Selling Shareholders’ shares will be sold by the Selling Shareholders directly or through their respective broker-dealers. The Company will not pay for any selling expenses of the Selling Shareholders.

The minimum investment amount per investor (each an “Investor” and collectively, the “Investors”) is One Thousand One and 04/100 Dollars ($1,000.04) for a total of one hundred twenty nine (129) shares of Common Stock. Investors cannot purchase fractional shares of Common Stock. Investors whose purchase of Common Stock is accepted shall be referred to herein individually as a “Shareholder” or collectively as the “Shareholders”.

The shares of Common Stock will not initially be listed for trading on a stock exchange or other trading market, and the shares of Common Stock are subject to certain transfer restrictions, including those detailed in Company’s Amended and Restated Shareholders’ Agreement as amended by that certain First Amendment to Shareholders’ Agreement (the “Shareholders’ Agreement”).

Investing in our shares of Common Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our shares of Common Stock.

This offering is being conducted on a “best-efforts” basis, which means we (and Exemplar Capital, LLC, an independent broker/dealer who is a member of FINRA) will use commercially reasonable best efforts in an attempt to sell the shares of Common Stock. Our Officers will not receive any commission or any other remuneration for these sales. In offering the shares of Common Stock on behalf of the Company, our Officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

We are an “emerging growth company” under applicable United States Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements. This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS

NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO INVESTORS IF THE AGGREGATE PURCHASE PRICE BY INVESTORS EXCEEDS FIFTY MILLION AND N0/100 DOLLARS ($50,000,000) ANNUALLY, PURSUANT TO THE TERMS OF RULE 251 OF REGULATION A TIER II SET FORTH UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

PROSPECTIVE PURCHASERS SHOULD NOT REGARD THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY OTHER COMMUNICATION FROM THE COMPANY AS A SUBSTITUTE FOR CAREFUL AND INDEPENDENT TAX AND FINANCIAL PLANNING. EACH POTENTIAL INVESTOR IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN INDEPENDENT LEGAL COUNSEL, ACCOUNTANT AND OTHER PROFESSIONALS WITH RESPECT TO THE LEGAL AND TAX ASPECTS OF THIS INVESTMENT AND WITH SPECIFIC REFERENCE TO HIS, HER OR ITS OWN TAX SITUATION, PRIOR TO SUBSCRIBING FOR SHARES OF COMMON STOCK. THE PURCHASE OF SHARES OF COMMON STOCK BY AN INDIVIDUAL RETIREMENT ACCOUNT, KEOGH PLAN OR OTHER QUALIFIED RETIREMENT PLAN INVOLVES SPECIAL TAX RISKS AND OTHER CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED.

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST. RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION

DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

THE COMPANY INTENDS TO OFFER SHARES OF COMMON STOCK DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). PURSUANT TO RULE 251(D)(3)(I)(F), THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AFTER THE INITIAL QUALIFICATION DATE.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our shares of Common Stock.

From the Sale of shares of Common Stock	Per Share	Proceeds to Us (4)
Public Share offering Price (1)	$7.76	$20,007,344.20
Commissions (2)	$0.00	$0.00
Proceeds to Us Before Expenses (3)	$0.00	$20,007,344.20

(1)The price per share of Common Stock shown was determined by our Officers based on comparable companies.

(2)Shares of Common Stock will be offered and sold directly by the Company and our Officers. No commissions for selling shares of Common Stock will be paid to the Company or the Officers. Shares of Common Stock will also be sold by Exemplar Capital, LLC (“Exemplar Capital”), a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”), pursuant to that certain letter agreement dated July 1, 2021 (“Letter Agreement”) by and between the Company and Exemplar. Under the Letter Agreement, the Company agreed to pay Exemplar the following: (i) an engagement fee of $60,000.00; (ii) a commission of nine percent (9%) of the capital raised up to $10,000,00.00 and a commission of eight percent (8%) for capital raised above $10,000,000.00; and (iii) stock warrants to purchase an amount of Common Stock equal to the amount of commission paid to  Exemplar in connection with the capital raise.

(3)The Company will be reimbursed for organization, offering, accounting and legal costs in connection with this offering, which are expected to be approximately ten percent (10.0%) of the total capital raised.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the Form S-11 disclosure format.

The date of this Offering Circular is September 9, 2021

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements to this Offering Circular, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “ADDITIONAL INFORMATION” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on our website, www.i-h-s.com. The contents of our website (other this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

Our Officers and those selling shares of Common Stock on our behalf in this offering will be permitted to make a determination that the purchasers of shares of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our shares of Common Stock will be offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our shares of Common Stock offered hereby are offered and sold only to “qualified purchasers” or at a time when our shares of Common Stock are listed on a national securities exchange. “Qualified purchasers” include:

1.“accredited investors” under Rule 501(a) of Regulation D; and

2.all other investors so long as their investment in our shares of Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

However, our shares of Common Stock will be offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our shares of Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”. Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser”, annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

There are a number of statements in this Offering Circular which address activities, events, or developments which we expect or anticipate will or may occur in the future.  These statements are based on certain assumptions and analyses we made in light of its perception of historical trends, current business and economic conditions, and expected future developments, as well as other factors we believe are reasonable or appropriate.  There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business or operations.  ANY ESTIMATES OF LIKELY CASH FLOW ARE JUST THAT – ESTIMATES.  CASH FLOW, IF ACHIEVED, WILL BE ERRATIC.

Potential investors can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions that are intended to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to risks and uncertainties and other factors, some of which are beyond our control and are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  In evaluating these forward-looking statements each investor should carefully consider the risks and uncertainties described in  this Offering Circular.

Factors, many of which are beyond our control, which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●any of the risk factors identified above;

●our ability to effectively deploy the proceeds raised in this offering;

●our ability to attract investors to purchase shares of Common Stock;

●changes in economic conditions across the United States;

●expected rates of return provided to investors;

●the ability of our Officers to manage our operations;

●the quality and performance of the receivables;

●legislative or regulatory changes impacting our business or our assets (including SEC guidance related to Regulation A or the JOBS Act);

●our compliance with applicable local, state and federal laws.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

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OFFERING SUMMARY

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Amended and Restated Articles of Incorporation filed on September 6, 2019, as amended by that certain Articles of Amendment filed on September 20, 2019, by that certain Articles of Amendment filed on March 31, 2020, by that certain Articles of Amendment filed on September 7, 2021 (collectively, the “Articles”), copies of which are attached hereto as Exhibit A, the Amended and Restated Bylaws (“Bylaws”), a copy of which is attached hereto as Exhibit B, and the Amended and  Restated Shareholders’ Agreement as amended by that certain First Amendment to Shareholders’ Agreement (collectively, the “Shareholders’ Agreement”), a copy of which is attached hereto as Exhibit C, should be carefully read in its entirety before any investment decision is made.

Securities Offered:

Up to 2,578,266 shares of common stock (“Common Stock”) on a “best efforts” basis to qualified Investors who meet the Investor Suitability Standards as set forth herein. The Selling Shareholders are selling up to 579,897 shares of Common Stock

Offering Price Per Share:	$7.76 per share of Common Stock.
Shares Outstanding Before this Offering:

As of the date of this Offering Circular, the following shares are issued and outstanding:

•506,635 shares of Series A Preferred Stock[1];

•115,477 shares of Series Seed Preferred Stock[1]; and

•3,856,008 shares of Common Stock.

[1]   This number has not been adjusted for a 4:1 stock split. The 4:1 stock split had the affect of adjusting the conversion price for each of the Series Seed Preferred Stock and Series A Preferred Stock by dividing such conversion price by 4.

As of the date of this Offering Circular, the Company has also issued the following:

•Options for Common Stock in the amount of 2,638,788.

•Stock warrants for up to 105,704 shares of Common Stock.

•A prefunded stock warrant (for 144,889 shares of  Series A Preferred Stock or 579,558 shares of Common Stock on an as-converted to Common Stock basis) issued to Masimo Corporation which such stock warrant has not yet been exercised.

Minimum Number of Shares to Be Sold in this Offering:	There is no minimum number of shares of Common Stock to be offered in this offering.
Shares Outstanding After this Offering:

6,434,274 shares of Common Stock, along with 115,477 shares of Series Seed and 506,636 shares of Series A Preferred Stock, will be issued and outstanding, assuming the maximum offering of shares of Common Stock is achieved in this offering. The foregoing amounts do not include a prefunded stock warrant (for 144,889 shares of  Series A Preferred Stock, or 579,558 shares of Common Stock on an as-converted to Common Stock basis) issued to Masimo Corporation as such stock warrant has not yet been exercised.

Regulation A Tier:	Tier 2.
Manner of Offering:	See section titled “Plan of Distribution.”
Investor Suitability Standards:

Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Termination of this Offering:

The offering will terminate upon the earlier of  (i) such time as all of the shares of Common Stock have been sold pursuant to this offering circular; (ii) the date that is twelve months from the date that this offering is qualified by the U.S. Securities and Exchange Commission unless extended by us for an additional ninety (90) days, in our sole discretion, without notice to or consent from investors; or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. We reserve the right to terminate the offering at any time and for any reason, without notice to or consent from any purchaser of shares of Common Stock in the offering.

Terms of Offering:	All subscriptions are irrevocable, subject to acceptance by the Company. We may accept or reject any subscription, in whole or in part, for any reason, in our sole discretion.

Use of Proceeds:

If we receive $20,007,344.20 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated expenses, will be approximately $18,100,000. The Company will receive no proceeds from the offering by the Selling Shareholders. The proceeds of this offering will be used primarily for FDA preparation and filing of new FDA indication submissions; patent protection, product R&D design and development; animal testing and human feasibility studies; operational and administrative expenses, including certain salaries; commercialization, manufacturing and marketing; and working capital and other general corporate purposes. See “Business” and “Estimated Use of Proceeds.”

Risk Factors:

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

1.The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

2.The Company is controlled by its Officers.

3.There is no current market for any of our shares of Common Stock.

Company Information:

Our principal executive offices are located at 829 S. Adams Street, P.O. Box 397, Versailles, Indiana 47042; our telephone number is 812-689-0791; our corporate website is located at www.i-h-s.com. No information found on such website is part of this Offering Circular.

Commissions for Selling Shares:

Shares of Common Stock will be offered and sold directly by the Company and our Officers. No commissions for selling shares of Common Stock will be paid to the Company or the Officers. Shares of Common Stock will also be sold by Exemplar Capital, LLC (“Exemplar Capital”), a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”), pursuant to that certain letter agreement dated July 1, 2021 (“Letter Agreement”) by and between the Company and Exemplar. Under the Letter Agreement, the Company agreed to pay Exemplar the following: (i) an engagement fee of $60,000.00; (ii) a commission of nine percent (9%) of the capital raised up to $10,000,00.00 and a commission of eight percent (8%) for capital raised above $10,000,000.00; and (iii) stock warrants to purchase an amount of Common Stock equal to the amount of commission paid to  Exemplar in connection with the capital raise.

Legal Counsel:

No independent counsel has been retained to represent the investors in the Company. Each investor should retain its own counsel and other appropriate advisers as to legal, regulatory and tax matters affecting investment in shares of Common stock and its suitability for such investor.

RISK FACTORS

THE PURCHASE OF SHARES OF COMMON STOCK IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISK. IT IS IMPOSSIBLE TO PREDICT ACCURATELY THE RESULTS TO AN INVESTOR OF AN INVESTMENT IN SHARES OF COMMON STOCK BECAUSE OF THE GENERAL UNCERTAINTIES WE ARE LIKELY TO FACE.

THIS OFFERING CIRCULAR CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS ARE ONLY PREDICTIONS AND ARE NOT GUARANTEES. ACTUAL EVENTS AND RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE TYPICALLY IDENTIFIED BY THE USE OF TERMS SUCH AS “MAY,” “WILL,” “SHOULD,” “EXPECT,” “COULD,” “INTEND,” “ANTICIPATE,” “PLAN,” “ESTIMATE,” “BELIEVE,” “POTENTIAL,” OR THE NEGATIVE OF SUCH TERMS OR OTHER COMPARABLE TERMINOLOGY. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE BASED UPON THE COMPANY’S CURRENT EXPECTATIONS, PLANS, ESTIMATES, ASSUMPTIONS AND BELIEFS THAT INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY’S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE RISK FACTORS DISCUSSED BELOW. ANY ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS COULD BE INACCURATE. PURCHASERS OF SHARES OF COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, AND SHOULD CONSULT WITH YOUR OWN LEGAL, TAX, AND FINANCIAL ADVISORS WITH RESPECT THERETO. YOU ARE URGED TO READ THIS ENTIRE OFFERING CIRCULAR AND ANY OFFERING CIRCULAR SUPPLEMENTS BEFORE INVESTING IN SHARES OF COMMON STOCK.

Risks Related to our Business, Operating Results and Industry

We have a limited operating history, which makes it difficult to accurately evaluate our business prospects.

We were formed in 2012 to develop a non-pharmacologic, non-surgical medical device in the emerging science of neuromodulation. We cannot assure at this time that we will be able to commence our planned operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We believe that our success will depend in large part on government policy, the public’s acceptance of our products and our ability to sell our products. We intend to invest heavily in developing and marketing our products, including building and providing content for our websites, research and development, promoting and marketing our products. As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

The COVID-19 pandemic may have an adverse impact on our business.

The COVID-19 pandemic has negatively impacted the U.S. economy, disrupted supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, increased unemployment levels and decreased consumer confidence generally. In addition, the pandemic has resulted in temporary closures of many businesses and the enforcement of social distancing in many states and communities.

The extent of the impact of the COVID-19 pandemic on our business, operations, and prospects will depend on a number of evolving factors, including:

•The duration, extent, and severity of the pandemic.  COVID-19 has not been contained and could affect significantly more households and businesses. The duration and severity of the pandemic continue to be impossible to predict.

•The response of governmental and nongovernmental authorities.  Many of the actions taken by authorities have been directed at curtailing personal and business activity to contain COVID-19 while simultaneously deploying fiscal-and monetary-policy measures to assist in mitigating the adverse effects on individuals and businesses. These actions are not consistent across jurisdictions but, in general, have been rapidly evolving in scope and intensity.

•The effect on our targeted markets.  COVID-19 and its associated consequences and uncertainties may affect individuals, households, and businesses differently and unevenly. In the near term if not longer, we generally expect that our targeted market may be adversely impacted. We also cannot predict if the impact will be short-lived or long-lasting.

The duration of these business interruptions and related impacts on our proposed business and operations, which will depend on future developments, are highly uncertain and cannot be reasonably estimated at this time. Even after COVID-19 has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular, some of which reflecting pre-COVID-19 data, may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties, including our ability to raise sufficient capital. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Our future profitability is uncertain.

We have incurred losses since the beginning of our operations and we will continue to have losses in the future as we incur additional expenses to execute our business plan, fuel our potential growth and conduct further research and development. We expect to make significant expenditures to commercialize our product and further develop our business. We will have to begin to generate and sustain and increase revenues to achieve or maintain profitability. We may not generate sufficient revenues to achieve or maintain profitability in the future. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We currently rely on external financing to fund our operations. We expect capital outlays and operating expenditures to increase over the next few years as we expand our infrastructure, commercial operations, development activities and establish offices.

Our future funding requirements will depend on many factors, including but not limited to the following:

•The cost of expanding our operations;

•The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

•The rate of progress and cost of development activities;

•The need to respond to technological changes and increased competition;

•The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•The cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

•Sales and marketing efforts to bring our products to market;

•Unforeseen difficulties in establishing and maintaining an effective sales and distribution network; and

•Lack of demand for and market acceptance of our products and technologies.

We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing additional debt securities, such debt instruments may provide for rights, preferences or privileges senior to our equity securities, including Common Stock. In addition, the terms of debt securities that we might issue could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research development and commercialization activities. Under these circumstances, if our Company is unable to acquire additional capital or is required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on its financial condition.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Our internal control over financial reporting may be ineffective.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

You may be more likely to sustain a loss on your investment because our Officers do not have as strong an economic incentive to avoid losses.

Our Officers have invested only sweat equity in exchange for the shares of Common Stock owned by the Officers; provided, that, some officers have previously purchased shares of Common Stock, Series Seed Stock and/or Series A Preferred Stock. Without this exposure, our investors may be at a greater risk of loss because our Officers do not have as much to lose from a decrease in the value of our shares of Common Stock.

Any adverse changes in our relationship with our Officers could hinder our operating performance and the return on your investment.

Our Officers manage our operations.  Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of our Officers who are charged with the operation of our day-to-day activities. Any adverse changes in our relationship with our Officers could hinder our Officers’ ability to successfully manage our operations and grow the Company.

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in our net asset value and therefore a reduction in our revenues.

Like most manufacturers and sellers of consumer goods, and companies that raise capital, we are subject to potential litigation.

As a manufacturer and seller of consumer goods, and a company that raises capital, we are exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government investigations and enforcement actions, shareholder and investor lawsuits and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future.

We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We often utilize purchase order financing from third party lenders when we are supplying or distributing consumer goods, which increases our costs and the risks that we may incur a default, which would harm its business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our business prospects and results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including weaker demand for our product candidates and impairment of our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business, and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We could be adversely affected by health care reform legislation.

Third-party payers for medical products and services, including state, federal and foreign governments, are increasingly concerned about escalating health care costs and can indirectly affect the pricing or the relative attractiveness of our products by regulating the maximum amount of reimbursement they will provide for our products. Following years of increasing pressure, during 2010 the U.S. government enacted comprehensive health care reform with the enactment of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which made changes that significantly impact the pharmaceutical and medical device industries. The Protecting Access to Medicare Act of 2014 imposes additional limitations on Medicare reimbursement rates. These statutes may restrict Medicare reimbursement rates for our products, which may adversely affect our business, financial condition and results of operations. If reimbursement amounts for our products decrease further in the future, such decreases may reduce the amount that will be reimbursed to hospitals or physicians and consequently, could place constraints on the levels of overall pricing, which could have a material effect on our revenues.

The 2.3% medical device tax originally established as part of the U.S. health care reform legislation through December 31, 2015 is now repealed. We are unable to predict any future legislative changes or developments related to this excise tax or any other excise tax. Additional state and federal health care reform measures may be adopted in the future, any of which could have a material adverse effect on our ability to successfully commercialize our products and on our industry in general. For example, the United States government has in the past considered, is currently considering and may in the future consider, health care policies and proposals intended to curb rising health care costs, including those that could significantly affect both private and public reimbursement for health care services. Further, state and local governments are also considering or have adopted similar types of policies. Future significant changes in the health care system in the United States or elsewhere, and current uncertainty about whether and how changes may be implemented, could have a negative impact on the demand for our products. We are unable to predict whether health care policies, including policies stemming from legislation or regulations affecting our business, may be proposed or enacted in the future, what effect such policies would have on our business, or the effect that ongoing uncertainty about these matters will have on the purchasing decisions of our customers.

Changes to government health care programs that reduce payments under Medicare and Medicaid may negatively impact our revenues.

Previous legislative changes have resulted in, and future legislative changes may result in, limitations on and reduced levels of payment and reimbursement for a substantial portion of hospital procedures and costs. Current or future health care reform and deficit reduction efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to commercial third-party payers in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

If third-party payors do not provide adequate coverage and reimbursement for the use of our products, our revenues will be negatively impacted.

Our success in marketing our products depends in large part on whether U.S. and international government health administrative authorities, private health insurers and other organizations will adequately cover and reimburse customers for the cost of our products. In the United States, a third-party payor’s decision to provide coverage for our products does not imply that an adequate reimbursement rate will be obtained. Further, one third-party payor’s decision to cover our products does not assure that other payors will also provide coverage for the products or provide coverage at an adequate reimbursement rate. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. If sufficient coverage and reimbursement is not available for our current or future products, in either the United States or internationally, the demand for our products and our revenues will be adversely affected.

Privacy laws and regulations could restrict our ability or the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products.

State, federal and foreign laws, such as the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), regulate the confidentiality of sensitive personal information and the circumstances under which such information may be released. These and future laws could have an adverse impact on our results of operations. Other health information standards, such as regulations under HIPAA, establish standards regarding electronic health data transmissions and transaction code set rules for specified electronic transactions, for example transactions involving claims submissions to third party payors. These also continue to evolve and are often unclear and difficult to apply. In addition, under the federal Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), which was passed in 2009, many businesses that were previously only indirectly subject to federal HIPAA privacy and security rules became directly subject to such rules because the businesses serve as “business associates” to our customers. On January 17, 2013, the Office for Civil Rights of the Department of Health and Human Services released a final rule implementing the HITECH Act and making certain other changes to HIPAA privacy and security requirements. Compliance may increase the requirements applicable to our business. Failure to maintain the confidentiality of sensitive personal information in accordance with the applicable regulatory requirements, or to abide by electronic health data transmission standards, could expose us to breach of contract claims, fines and penalties, costs for remediation and harm to our reputation.

The healthcare industry is highly regulated.

We are subject to regulation in the U.S. at both the federal and state levels. In addition, the U.S. federal and state governments have allocated greater resources to the enforcement of these laws. If we fail to comply with these regulatory requirements, or if allegations are made that we failed to comply, our results of operations and financial condition could be adversely affected.

Products that we will manufacture, source, distribute or market are required to comply with regulatory requirements.

To lawfully operate our business, we are required to hold permits, licenses and other regulatory approvals from, and to comply with operating and security standards of, governmental bodies. Failure to maintain or renew necessary permits, licenses or approvals, or noncompliance or concerns over noncompliance may result in suspension of our ability to distribute, import or manufacture products, product recalls or seizures, or criminal and civil sanctions and could have an adverse effect on our results of operations and financial condition.

The manufacture, distribution, marketing and use of our products are subject to extensive regulation and increased scrutiny by the Food and Drug Administration (“FDA”) and other regulatory authorities.

Any new product must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by the FDA and foreign regulatory authorities. Changes to current products may be subject to vigorous review, including additional 510(k) and other regulatory submissions, and approvals are not certain. Once we start manufacturing, failure to comply with the requirements of the FDA or other regulatory authorities, including a failed inspection or a failure in our adverse event reporting system, could result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in us and our products, which could adversely affect our sales and results of operations.

Products that we will manufacture, source, distribute or market are required to comply with regulatory requirements.

To lawfully operate our business, we are required to hold permits, licenses and other regulatory approvals from, and to comply with operating and security standards of, governmental bodies. Failure to maintain or renew necessary permits, licenses or approvals, or noncompliance or concerns over noncompliance may result in suspension of our ability to distribute, import or manufacture products, product recalls or seizures, or criminal and civil sanctions and could have an adverse effect on our results of operations and financial condition.

The sales, marketing and pricing of products and relationships that pharmaceutical and medical device companies have with healthcare providers are under increased scrutiny by federal and state government agencies.

Compliance with the Anti-Kickback Statute, False Claims Act, Food, Drug and Cosmetic Act (including as these laws relate to off-label promotion of products) and other healthcare related laws, as well as competition, data and patient privacy and export and import laws is under increased focus by the agencies charged with overseeing such activities, including FDA, Office of Inspector General (“OIG”), Department of Justice (“DOJ”) and the Federal Trade Commission. The DOJ and the Securities and Exchange Commission have also increased their focus on the enforcement of the U.S. Foreign Corrupt Practices Act (“FCPA”), particularly as it relates to the conduct of pharmaceutical companies, which may adversely impact our future global expansions.

Federal and state laws pertaining to healthcare fraud and abuse could adversely affect our business.

We are subject to various federal and state laws targeting fraud and abuse in the healthcare industry, including anti-kickback laws, false claims laws, laws constraining the sales, marketing and other promotional activities of manufacturers of medical devices by limiting the kinds of financial arrangements we may enter into with physicians, hospitals, laboratories and other potential purchasers of medical devices, laws requiring the reporting of certain transactions between us and healthcare professionals and HIPAA, as amended by HITECH, which governs the conduct of certain electronic healthcare transactions and protects security and privacy of protected health information. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in government healthcare programs such as Medicare and Medicaid. Many of the existing requirements are new and have not been definitively interpreted by state authorities or courts, and available guidance is limited. Unless and until we are in full compliance with these laws, we could face enforcement action and fines and other penalties, and could receive adverse publicity, all of which could materially harm our business. In addition, changes in or evolving interpretations of these laws, regulations, or administrative or judicial interpretations, may require us to change our business practices or subject our business practices to legal challenges, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to educate physicians on the safe and effective use of our products, we may be unable to achieve our expected growth.

An important part of our sales process will include the education of physicians on the safe and effective use of our products. There is a learning process for physicians to become proficient in the use of our products and it typically takes several procedures for a physician to become comfortable using our device. If a physician experiences difficulties during an initial procedure or otherwise, that physician may be less likely to continue to use our product, or to recommend it to other physicians. It is critical to the success of our commercialization efforts to educate physicians on the proper use of our products, and to provide them with adequate product support during clinical procedures. It is important for our growth that these physicians advocate for the benefits of our products in the broader marketplace. If physicians are not properly trained, they may misuse or ineffectively use our products. This may also result in unsatisfactory patient outcomes, patient injuries, negative publicity or lawsuits against us, any of which could have an adverse effect on our business.

The design, manufacture and marketing of our medical devices entail an inherent risk of product liability claims.

Manufacturing and marketing of our products, and clinical testing of our products under development, may expose us to product liability and other tort claims. Although we intend to maintain, liability insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. There are a number of factors that could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products which we will sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. Product liability claims may be brought by individuals or by groups seeking to represent a class. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Any costs (the material components of which are settlements, judgments, legal fees and other related defense costs) not covered under the product liability insurance policies and future reserves could have a material adverse effect on our revenues, financial position and cash flows. Additionally, product liability claims could negatively affect our reputation, continued product sales, and our ability to obtain and maintain regulatory approval for our products.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new products and products based on new technologies, including:

•delays in product development, clinical testing, or manufacturing;

•unplanned expenditures in product development, clinical testing, or manufacturing;

•failure to receive regulatory approvals;

•inability to manufacture on our own, or through any others, product candidates on a commercial scale;

•failure to achieve market acceptance; and

•emergence of superior or equivalent products.

Because of these risks, our research and development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successfully, our business, financial condition, and results of operations may be materially harmed.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

The Company relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. The Company has filed in the United States various applications for protection of certain aspects of its intellectual property, and currently holds five (5) patents. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

If we become subject to intellectual property claims, we could incur significant expenses and could be prevented from selling specific products.

While the Company believes its patent position is strong and substantial, third parties intellectual property disputes may arise.  We cannot provide assurances that, if and when made, these claims will not be successful.  Intellectual property litigation is, by its nature, expensive and unpredictable.  Any claim of infringement could cause us to incur substantial costs defending against the claim even if the claim is invalid.  Any potential judgment against us could require substantial payment in damages and could include an injunction or other court order that could prevent us from offering certain products for sale.

Risks Related to this Offering and Ownership of our Common Stock

Because no public trading market for your shares of Common Stock currently exists, it will be difficult for you to sell your shares of Common Stock and, if you are able to sell your shares of Common Stock, you will likely sell them at a substantial discount to the public offering price.

There is no public market for our shares of Common Stock. Until our shares of Common Stock are listed, if ever, you may not sell your shares of Common Stock unless the buyer meets the applicable suitability and minimum purchase standards.  It will be difficult for you to redeem and/or sell your shares of Common Stock promptly or at all. If you are able to sell your shares of Common Stock, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares of Common Stock would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares of Common Stock, you should purchase our shares of Common Stock only as a long-term investment and be prepared to hold them for an indefinite period of time.

The Company cannot guarantee that investors will receive any return on their investment.

There is no guarantee that the Company will be able to make any dividend payments or, if there are any, when they will be made, or for that matter, that investors will not lose all of their investment. Available cash, if any, shall at all times be subject to the required payment of Company expenses and the maintenance of reserves deemed appropriate by the Company, and restrictions under the Company’s loan documents (if any).

Shareholders’ rights to dividends are expected to be subordinate to the lender’s rights.

The right of the Shareholders to receive dividends from the Company is expected to be subordinate to the rights of the Company’s lender(s). In the event the Company were to default in its obligations to the lender, the Company would be prohibited from declaring and making dividend payments to the investors until the default were cured.

The price at which our shares of Common Stock are being offered was arbitrarily determined; the actual value of your shares of Common Stock may be substantially less than what you pay.

The price per share of Common Stock shown was determined by our Officers based on comparable companies. The per share of Common Stock selling price bears no relationship to our book or asset values or to any other established criteria for valuing shares of Common Stock. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation.

Your interest in us may be diluted if we issue additional shares, including additional shares of Common Stock.

Investor’s purchase shares of Common Stock in this offering will be protected from further dilution by the Company, such that following the conclusion of this offering, if the Company were to issue additional shares (regardless of the class or series of such shares), each investor could purchase his, her or its pro rata share of such shares such that the investor’s percentage interest in the Company remains the same both prior to and after the issuance of such additional shares.  If an investor were to decline to purchase such additional shares, such investor will be diluted.

Shareholders may experience a loss on dissolution and termination of the Company.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of our assets, if any, will be distributed to the Shareholders, but only after the satisfaction of claims of creditors. Accordingly, the ability of a Shareholder to recover all or any portion of its investment in the Company under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom. There is no guarantee of a return of the Shareholder’s invested capital.

The merits of this offering have not been approved by any broker/dealer.

The Company may not market and sell the shares of Common Stock through any broker/dealers. Broker/dealers have a duty to a prospective purchaser to ensure that an investment is suitable for that purchaser, that the broker/dealer has conducted adequate due diligence with respect to an offering and that the offering complies with federal and state securities laws. Although the Company has a duty under applicable securities laws to make sure this Offering Circular is accurate and complete, this Offering Circular has not been reviewed by an independent third party, including broker/dealers.

An investment in the shares of Common Stock is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Our business is speculative, and consequently there can be no assurance that we will satisfy any of our business goals.  An investment in the shares of Common Stock involves a high degree of risk, and no assurance can be given that our cash flow, profits, and capital will be sufficient to make current or liquidating distributions as planned.  Investors may not realize any return on their investment, and could lose their entire investment altogether.

This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our offering, and we may not raise adequate capital to implement our business strategy.

Our shares of Common Stock will be offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our shares of Common Stock may be sold primarily to those investors that are within the latter category (i.e., investors whose investment in our shares of Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”.  Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in a traditional initial public offerings have, where the investor base is typically composed of “accredited investors”.

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors”, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising $20,007,344.20 in our offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

An investment in our shares is a speculative investment and, therefore no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our shares. For this reason, each prospective investor of our shares should carefully read this Offering Circular. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares of Common Stock have not been registered under the Securities Act of 1933, or the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the shares of Common Stock or find an exemption under the securities laws of each state in which we offer the shares of Common Stock, each investor may have the right to rescind his, her or its purchase of the shares sold hereunder and to receive back from our Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this offering yields insufficient gross proceeds.

If you invest in the Common Stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our common stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered common stock will be sold. If less than $20,007,344.20 of Common Stock is, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost. No assurance can be given to you that any funds will be invested in this offering other than your own.

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for FDA preparation and filing of new FDA indication submissions; patent protection, product R&D design and development; animal testing and human feasibility studies; operational and administrative expenses, including certain salaries; commercialization, manufacturing and marketing; and working capital and other general corporate purposes. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

We may terminate this offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. In the event that we terminate this offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our Company and no funds will be returned to subscribers.

We will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders will receive less information.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. If we elect to take advantage of the benefits of this extended transition period, our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

If we decide to apply for the quotation of our common stock on the OTCQB or OTCQX market, we will be subject to the OTC Market’s Reporting Standards, which can be satisfied in a number of ways, including by remaining in compliance with (i) the SEC reporting requirements, if we elect to become a public reporting company under the Exchange Act, or (ii) Regulation A reporting requirements, if we elect not to become a reporting company under the Exchange Act.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. The offering price for our shares has been determined by us and do not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such shares.

By purchasing Common Stock in this offering, Shareholders are bound by the arbitration provisions contained in the Subscription Agreement limit a Shareholder’s ability to bring class action lawsuits or seek remedy on a class basis, including with respect to securities law claims.

By purchasing shares in this offering, Shareholders agree to be bound by the arbitration provisions contained in our Subscription Agreement (the “Arbitration Provision”). Such Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that are related to the Company, including with respect to this offering, the Company’s holdings, its Common Stock, ongoing operations and the management of the Company’s investments, among other matters and limit the ability of Shareholders to bring class action lawsuits or similarly seek remedy on a class basis.

By agreeing to be subject to the Arbitration Provision, Shareholders are severely limiting their rights to seek redress against the Company in court. For example, a Shareholder may not be able to pursue litigation for any claim in state or federal courts against the Company, the Board members, Officers and employees including with respect to securities law claims, and any awards or remedies determined by the arbitrators may not be appealed. In addition, arbitration rules generally limit discovery, which could impede a Shareholder’s ability to bring or sustain claims, and the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Specifically, the Arbitration Provision provides that either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration. The Company has not determined whether it will exercise its right to demand arbitration but reserve the right to make that determination on a case by case basis as claims arise. In this regard, the Arbitration Provision is similar to a binding arbitration provision as the Company is likely to invoke the Arbitration Provision to the fullest extent permissible.

Any arbitration brought pursuant to the Arbitration Provisions must be conducted in the State of Indiana, in Indianapolis. The term “Claim” as used in the Arbitration Provisions is very broad and includes any past, present, or future claim, dispute, or controversy involving a Shareholder (or persons claiming through or connected with the Shareholder), on the one hand, and the Company (or persons claiming through or connected with the Company), on the other hand, relating to or arising out of the Shareholder’s subscription agreement, the Company and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except an individual Claim that Shareholder may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court) the validity or enforceability of the Arbitration Provisions, any part thereof, or the entire subscription agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of the Arbitration Provisions is to be given the broadest possible interpretation that will permit it to be enforceable. Based on discussions with and research performed by the Company’s counsel, the Company believes that the Arbitration Provisions are enforceable under federal law, the laws of the State of Indiana, or under any other applicable laws or regulations. However, the issue of enforceability is not free from doubt and to the extent that one or more of the provisions in the Subscription Agreement with respect to the Arbitration Provisions or otherwise requiring Shareholders to waive certain rights were to be found by a court to be unenforceable, the Company would abide by such decision.

Further, potential Shareholders should consider that Subscription Agreement restricts the ability of the Shareholders to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by the Company or its Board members and Officers. These restrictions on the ability to bring a class action lawsuit are likely to result in increased costs, both in terms of time and money, to individual Shareholders who wish to pursue claims against the Company.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISIONS, SHAREHOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

Risks Related to Benefit Plan Investors

Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in our Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the shares sold hereunder are not freely transferable and there may not be a market created in which the shares sold hereunder may be sold or otherwise disposed; and (iii) whether interests in our Company or the underlying assets owned by our Company constitute “Plan Assets” under ERISA. See “ERISA Considerations.”

YOU SHOULD CONSULT WITH YOUR OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, ACCOUNTING AND OTHER CONSEQUENCES OF AN INVESTMENT IN SHARES OF COMMON STOCK.

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR NO. 230, BE ADVISED THAT ANY FEDERAL TAX ADVICE IN THIS COMMUNICATION, INCLUDING ANY ATTACHMENTS OR ENCLOSURES, WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON OR ENTITY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY INTERNAL REVENUE CODE PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON OR ENTITY. SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE. EACH PERSON OR ENTITY SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION

The Company is offering up to $20,007,344.20 of our shares of Common Stock pursuant to this Offering Circular. The Selling Shareholders are offering a maximum of 579,897 shares of common stock on a best efforts basis at a price of $7.76 per share. We anticipate that shares of Common Stock will be sold by the Company and our Officers, the Company and our Officers will also offer and sell shares of Common Stock through the services of the Financial Industry independent broker/dealers who are member firms Regulatory Authority on a continuous and ongoing basis. The Officers who will be offering the shares of Common Stock are not deemed to be brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of Rule 3a4-1(a), Officers who sell shares of Common Stock will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

We will not pay for any expenses relating to the sale of shares by the Selling Shareholders except the expenses related to filing this Offering Circular.  The Selling Shareholders will be entitled to keep all proceeds from the sale of their shares.

While most shares of Common Stock are expected to be offered and sold directly by the Company and the Officers, the Company has engaged Exemplar Capital, LLC (“Exemplar Capital”), a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”), pursuant to that certain letter agreement dated July 1, 2021 (“Letter Agreement”) by and between the Company and Exemplar. Under the Letter Agreement, the Company agreed to pay Exemplar the following: (i) an engagement fee of $60,000.00; (ii) a commission of nine percent (9%) of the capital raised up to $10,000,00.00 and a commission of eight percent (8%) for capital raised above $10,000,000.00; and (iii) stock warrants to purchase an amount of Common Stock equal to the amount of commission paid to Exemplar in connection with this offering.

The offering will terminate upon the earlier of  (i) such time as all of the shares of Common Stock have been sold pursuant to this offering circular; (ii) the date that is twelve months from the date that this offering is qualified by the U.S. Securities and Exchange Commission unless extended by us for an additional ninety (90) days, in our sole discretion, without notice to or consent from investors; or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. We reserve the right to terminate the offering at any time and for any reason, without notice to or consent from any purchaser of shares of Common Stock in the offering.

Once the SEC qualifies this offering, we are permitted to generally solicit investors nationwide by use of various advertising mediums, such as print, radio, TV, and the Internet. We plan to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at a section of our website where prospective investors, can find additional information regarding this offering and may initiate a purchase of the shares of Common Stock in compliance with the Subscription Agreement.

Compensation Payable to FINRA Members

While most shares of Common Stock are expected to be offered and sold directly by the Company and the Officers, the Company has engaged Exemplar Capital, LLC (“Exemplar Capital”), a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”), pursuant to that certain letter agreement dated July 1, 2021 (“Letter Agreement”) by and between the Company and Exemplar. Under the Letter Agreement, the Company agreed to pay Exemplar the following: (i) an engagement fee of $60,000.00; (ii) a commission of nine percent (9%) of the capital raised up to

$10,000,00.00 and a commission of eight percent (8%) for capital raised above $10,000,000.00; and (iii) stock warrants to purchase an amount of Common Stock equal to the amount of commission paid to  Exemplar in connection with this offering.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Company’s website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our shares of Common Stock, a prospective investor must electronically complete, sign and deliver to us an executed Subscription Agreement like the one attached to this Offering Circular as Exhibit D, and wire funds for its subscription amount in accordance with the instructions provided therein.

An investor will become a Shareholder, including for tax purposes, and the shares of Common Stock will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the Company accepts the investor as a Shareholder.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Commencement of Offering Period.

The offering period will commence upon this Offering Circular being qualified by the SEC.

Qualified Purchasers and Blue Sky Laws

Our shares of Common Stock are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our shares of Common Stock offered hereby are offered and sold only to “qualified purchasers.” “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our shares of Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Transferability of our shares of Common Stock.

Our shares of Common Stock are generally not freely transferable by Shareholders.  Transfer of shares of Common Stock by Shareholders is restricted by applicable securities laws or regulations as well as the Shareholders’ Agreement.

Advertising, Sales and Promotional Materials.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our shares of Common Stock, these materials will not give a complete understanding of this offering, us or our shares of Common Stock and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our shares of Common Stock.

Supplements and Post-Qualification Amendments to this Offering Circular.

In compliance with Rule 253(e) of Regulation A, we shall revise this Offering Circular during the course of the offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide updated financial statements and shall be filed as an exhibit to the Offering Circular and be requalified under Rule 252.

SELLING SHAREHOLDERS

The persons named below are the “Selling Shareholders.” Two of the Selling Shareholders, Gary Peterson and Chris Brown are the Company’s founders and the third Selling Shareholder, Dan Clarence, is the current Company’s Chief Operating Officer.  All three Selling Shareholders are current members of the Company’s Board of Directors.

The table assumes that all of the shares will be sold in this Offering. However, any or all of the shares listed below may be retained by the Selling Shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Shareholder upon termination of this Offering.

We will not receive any proceeds from the sale of the securities by the Selling Shareholders.  The Selling Shareholders are not broker-dealers or affiliated with broker-dealers. The Selling Shareholders may be deemed to be an underwriter.

The Selling Shareholders’ shares will be sold by the Selling Shareholders directly or through their respective broker-dealers. The Company will not pay for any selling expenses of the Selling Shareholders.

The Selling Shareholders intend to sell up to 579,897 shares in this Offering, such sale may be made through registered broker-dealers.

Selling Shareholder	Number of shares of Common Stock owned prior to Offering	Number of shares of Common Stock being offered	Number of shares of Common Stock to be owned after Offering
Chris Brown	2,014,232	193,299	1,820,933
Gary Peterson	1,286,240	193,299	1,092,941
Dan Clarence	272,040	193,299	78,741

ESTIMATED USE OF PROCEEDS

The following table sets forth certain information concerning the estimated use of proceeds of the offering. Many of the amounts set forth below represent the best estimate of the Company since they cannot be precisely calculated at this time.

	Amount of Offering Proceeds
Gross Offering Proceeds	$10,000,000	$15,000,000	$20,007,344.20
Expenses:
Organization and Offering	$75,000.00	$75,000.00	$75,000.00
Managing Broker-Dealer	$60,000.00	$60,000.00	$60,000.00
Selling Commissions	$900,000.00	$1,350,000.00	$1,800,000.00
Research and Development	$1,000,000.00	$1,000,000.00	$1,000,000.00
Working Capital	$7,965,000.00	$12,515,000.00	$17,072,344.20

Our management has significant flexibility and broad discretion in applying the net proceeds received in this offering. These are our best estimates of our financial requirements and plans for fiscal years 2021 and 2022. We may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. We cannot assure that the capital budget will be sufficient to satisfy our operational needs, or that we will have sufficient capital to fund our business.

The offering of shares by the Selling Shareholders will result in no proceeds to the Company.

BUSINESS

IHS has been organized as a med-tech company focused on the research, design, and manufacturing of devices for pediatric applications.  IHS was established in 2011 and headquartered in Indiana. IHS’ primary focus is to revolutionize pediatric healthcare by addressing unmet needs in children who suffer from chronic, debilitating disorders, for which there are no current FDA approved options.  We intend to commercialize and expand our current FDA indication for functional abdominal pain associated with IBS in children while continuing to expand our robust pipeline adding additional pediatric indications which continue to add significant value to the company.  We believe we have many competitive advantages including our team, and our size which allows us the ability to move quickly and operate in a world where we are the first pediatric focused therapeutic company.

IHS’ Competition

IHS is in the strong market position that there are no direct competitors in the IB-Stim market space.  There are no other FDA approved medical devices or pharmacological options for the treatment of functional abdominal pain associated with IBS in children ages 11-18 and the common drugs that are prescribed for this condition include off-label anti-depressants and SSRI’s, which have proven to have harmful side effects.

IHS closely monitors the clinicaltrials.gov master research website, and to the best of our knowledge, there are no competitive products in the process.  IHS is the first to market for our first FDA indication and is continuing to add to our robust IP portfolio of device and method patents. Additionally, there is little to no direct competition in the indications we are studying which are reflected in our pipeline.

The Market

6,200,000 children in the US suffering from Functional Abdominal Pain had no FDA indicated option for treatment until the IB-Stim was granted an indication on June 7, 2019.  10% of these patients have functional disability which means they are high level subjects for IB-Stim.  The IB-Stim market cap alone is $2.8 billion and the market cap for all of our pipeline indications is over $12 billion.  This $12 billion market opportunity includes the pipeline indications being studied now of Functional Nausea in Children, Chemo-Therapy Induced Nausea and Vomiting in Children, Functional Abdominal Pain associated with IBS in Adults, Post-Concussion Syndrome in Children, Functional Abdominal Pain in Cystic Fybrosis Patients, and Cyclic Vomiting Syndrome in Children.

Barriers to Entry

Barriers to entry include (i) intellectual property; (ii) research; (iii) FDA barriers; and (iv) being 2nd to market.  IHS has a very strong device and method patent portfolio and prior art that has been vetted and acknowledged by multiple large players in the neuromodulation market.  IHS has been doing the necessary animal mechanistic and human trial research since 2015 to allow us the opportunity to get an FDA indication and convince the payers and scientific community.  The FDA is its own barrier with the research needed along with getting past the IHS Citizen’s Petition which asks the FDA to hold anyone coming behind IHS to the same standards.  IHS is first to market which is a very strong advantage due to the brand awareness, payer relationships, physician usage and awareness, and the children’s hospitals relationships.

 Employees, Principals, Personnel

We currently have 16 full time employees and one part time employee for a total of 17 employees. The employs consist of office assistant, assistant office manager and customer service representative, Office Manager, National Clinical Trainer, Director of IT, Director of Patient Advocacy, 3 National Sales Directors, Director of Strategic Accounts, Founder and Chairman of the Board, Founder and Director of Innovation, VP of Market Access & Reimbursement, Chief Executive Officer, Chief Operating Officer, Chief Medical Officer, and Chief Regulatory Officer.

Our executive management team is responsible for making all material policy making decisions in consultation with the Board of Directors.  As we gain incremental FDA cleared indications, we anticipate that we will need to hire an additional market access person, additional nurse trainers, additional salespeople, and a full time CFO to replace the current contracted CFO.  We do utilize premier industry independent third-party consultants and legal teams for insurance reimbursement, FDA compliance, FDA indications, corporate oversight, and any additional legal needs.

Office Locations

Our two key offices are at 829 S. Adams Street in Versailles, Indiana and at 11150 North Meridian, Suite 325 in Carmel, Indiana.  We believe this office space will be sufficient to meet our needs for the foreseeable future.

MANAGEMENT

The Company’s day-to-day operations are managed by the Company’s Officers. The Company’s board of directors (“Board”) oversees the Company’s management and appoints the Company’s Officers, who serve at the discretion of the Board.

We rely on our management team to act on our behalf.  The Company believes its management team has the capability to dedicate such time to the affairs of the Company as may be reasonable required.

Name	Position	Age
Officers:
Brian Carrico	Chief Executive Officer	40
Tom Carrico	Chief Regulatory Officer	65
Dan Clarence	Chief Operating Officer	61
Dr. Adrian Miranda[1]	Chief Medical Officer	52
Directors:
Gary Peterson	Chairman (Founder)	55
Dr. Chris Brown	Director (Founder)	67
Brian Carrico	Director	39
Tom Carrico	Director	65
Dan Clarence	Director	61
Dr. Adrian Miranda	Director	52

[1]Dr. Adrian Miranda is the only employee of the Company under an employment agreement.

Brian Carrico, Chief Executive Officer

Brian is the Chief Executive Officer of IHS, an innovative growth-stage neuromodulation company specializing in pediatrics. Brian received his Bachelor of Science in Business from Indiana State University.  With over 17 years in the healthcare industry, Brian started his career with Bard Medical and then transitioned to St. Jude Medical, before coming to IHS in 2012.  He has worked with countless thought leaders throughout the country to bring evidence based peripheral neuromodulation products and a new standard of care from idea to placebo-controlled trials through the FDA and to the commercialization stage.  Brian’s goal is to lead product development and execution of the company’s growth strategy while staying focused on the long-term mission to create value for all the IHS team, patients, providers, and shareholders.

Tom Carrico, Chief Regulatory Officer

Tom has been in the health care industry for 38 years and has been with IHS since February 2012.  He has served on several State Association Executive Boards and has served as a national Liaison to an Indiana Health Care Association. He served as a Regulatory Advisor on those boards.

Dan Clarence, Chief Operating Officer

Dan Clarence is a proven senior executive with results oriented general management skills and a consistent track record of successful sales and marketing initiatives over his career of thirty plus years.  Dan attained a Bachelor’s Degree from Central Michigan University, followed by Graduate Studies at the University of Chicago MBA program.

Dan started his career with the Black & Decker Corporation and rose rapidly through different divisions with increased responsibilities in Sales, Marketing, and Executive Management.

Dan’s next position was as Vice President World-Wide Sales and Marketing at Seymour Housewares.  As a corporate officer, executive committee member, and equity partner, Dan was instrumental in restructuring and revitalizing Seymour Housewares working with Chase Chemical Venture Partners. Dan managed and mentored 5 marketing team members, 8 sales managers, and 28 outside sales reps.

Following the successful sale of Seymour Housewares, Dan became the CEO and Managing Partner of MSA, a 6-partner sales, marketing, and product development company with offices throughout the U.S. and Hong Kong.  MSA grew to over $75 Million annually.  Dan’s experience in the medical industry came from his time as CEO and Managing Partner of Best Cure Medical, a contracted distributor for IHS.

In his role as VP of Sales and Senior Director of Sales at Euro-Pro/Shark Ninja, a multi-Billion dollar privately held corporation, Dan was responsible for pioneering the Wal-Mart/Sam’s Club business, which now represents a large portion of the current Shark/Ninja sales volume. Euro-Pro was named Wal-Mart Supplier of the Year for a record five consecutive years under his leadership.

The expectation is that Dan’s broad-based experience in executive management, developing channel strategies, and in building sales and marketing teams in both a fortune 100 corporate role and in an entrepreneurial role domestically and internationally will bring a great deal of value to IHS.

Dr. Adrian Miranda, Chief Medical Officer

Dr. Miranda brings a unique background of research and clinical expertise to his role as Chief Medical Officer of IHS.  He is a Professor of Pediatrics and a board certified Pediatric Gastroenterologist.  He obtained his undergraduate degree in Biology from San Diego State University and obtained his medical degree from the Medical College of Wisconsin.  He completed his residency and subspecialty training in Pediatric Gastroenterology at Children’s Hospital of Wisconsin (“CHW”).

As a physician scientist, he has spent the past 15 years of his career investigating the pathophysiology of visceral and somatic pain, as well as exploring new therapeutic options.  His focus has been on studying the effects of adverse early life events, neuroplasticity and the development of chronic pain.  He has an extensive publication record and has lectured nationally and internationally.  His studies have translated to increased awareness of the importance of pain management and have significantly contributed to an increased understanding of the pathophysiology of pain.

He has received numerous accolades for his work including the prestigious “Basic Science Award” from the IFFGD foundation, the clinical and basic science awards from the national pediatric gastroenterology society, and the REGAL Award for outstanding research in the field of Gastroenterology, amongst others.  Dr. Miranda has received funding from the National Institute of Health (“NIH”) to advance pain research and has served as a NIH study section reviewer.  He has also been appointed to numerous national and international committees.  Most recently he served on the Rome – European Medicines Agency Pediatric Committee in charge of developing guidelines for endpoints and outcomes of clinical trials in children with irritable bowel syndrome.

Dr. Miranda has been recognized by his peers as an outstanding teacher and clinician.  He is a recipient of the “Outstanding Teacher of the Full-Time Pediatric Faculty” award at CHW and has been included in the “Best Doctors in America” list consistently for the past 8 years.

Stock Option Plan

On October 12, 2017, the Company adopted its 2017 Stock Compensation Plan, which was later amended by that certain First Amendment to Stock Compensation Plan dated September 13, 2019 and that Second Amendment to Stock Compensation Plan dated September 9, 2021 (collectively, the “Plan”).  The purpose of our Plan is to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of IHS and to recognize contributions made to IHS by these persons and to provide them with additional incentive to achieve the objectives of IHS. The following is a summary of our Plan.

Administration. Our Plan will be administered by our Board, unless our Board establishes a committee (we refer to the body administering our Plan as the committee). The committee will have full authority to select the individuals who will receive awards under our Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under our Plan is 2,638,788. Shares issuable under our Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under our Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under our Plan. The number of shares of common stock issuable under our Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of our Company or any similar corporate transaction. In each case, the committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under our Plan. No award granted under our Plan may be transferred, except by as set forth under our Plan.

Eligibility. All employees and all non-employee directors, advisors, consultants and independent contractors are eligible to receive awards under our Plan.

Awards to Participants. The Plan provides for discretionary awards of stock options and restricted stock awards to participants. Each award made under our Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the committee in its sole discretion, consistent with the terms of our Plan.

Stock Options. The committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the fair market value (as defined in the Plan) of the common stock on the date on which the option is granted, except that the exercise price per share under a non-qualified stock option may be less than 110% of the fair market value of such shares on the date such option is granted provided that, and only if, the board of directors approves a lower price after consideration of the application of Section 409A of the internal revenue code, each option will expire no later than ten years from the date of grant and no dividend equivalents may be paid with respect to stock options.

Restricted Stock Awards. The committee has the discretion to grant restricted stock awards to participants. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the committee in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Payment for Stock Options and Withholding Taxes. The committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of our Company. Notwithstanding any other provision of our Plan or any award agreement, in the event of a “Change in Control” of our Company, the committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Effect of Termination of Employment; Company Repurchase Right. The right to exercise an option (to the extent that it is vested) following termination of a participant’s employment or service with our Company will expire three (3) months following the termination of employment or service, except (i) to the extent any longer period is permitted under the rules of section 422 of the internal revenue code with respect to a participant’s death or disability; (ii) if a participant’s employment or service with our Company is terminated for cause, as that term is defined in our Plan, then, immediately upon the termination of the participant’s employment or service with us, all vested and unvested awards granted to participant shall be immediately forfeited and automatically terminate; and (iii) if a participants becomes totally and permanently disabled, then the right to exercise the option shall continue for twelve (12) months from the date such participate becomes disabled (as determined by the committee). With respect to an award of our restricted common stock, upon the termination of a participant’s employment or service with our Company for any reason, then, immediately upon the termination of the participant’s employment or service with us, all vested and unvested restricted stock awards granted to participant shall be immediately forfeited and automatically terminate.

Amendment of Award Agreements; Amendment and Termination of our Plan; Term of our Plan. The committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend our Plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

The Plan shall terminate ten (10) years from the earlier of the date of its adoption of its approval by our shareholders.

Legal Proceedings

From time to time, the Company may be involved in legal proceedings. The results of such legal proceedings and claims cannot be predicted with certainty and, regardless of the outcome, legal proceedings could have an adverse impact on the Company’s business plan, because of defense and settlement costs, diversion of resources, and other factors. As of the date of this Offering Circular, the Company is not subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings pending or threatened against the Company.

We intend provide such periodic updates electronically at our website at www.i-h-s.com, and documents will be provided electronically and via email. You may access and print all periodic updates provided through our website. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. We will provide you with paper copies at any time upon request. The contents of our website are not incorporated by reference in or otherwise a part of this Offering Circular.

Limitation of Liability and Indemnification of Officers and Directors

Our Articles limits the liability of directors to the maximum extent permitted by Indiana law and states that a Company director shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a director

Our Articles and Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Articles and Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Articles and Bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and Officers, in addition to the indemnification provided for in our Articles and Bylaws. These agreements, among other things, will provide that we will indemnify our directors and Officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or Officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and Officers.

There is currently no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of our Board members and Officers is as follows:

Name	Capacity in which compensation was received	Cash Compensation[1}	Other Compensation	Total Compensation
Brian Carrico	Chief Executive Officer	$300,000	None	$300,000
Tom Carrico	Chief Regulatory Officer	$250,000	None	$250,000
Dan Clarence	Chief Operating Officer	$225,000	None	$225,000
Dr. Adrian Miranda	Chief Medical Officer	$250,000	None	$250,000
Dr. Chris Brown	Director of Innovation	$175,000	None	$175,000
Gary Peterson	Chairman	$175,000	None	$175,000

Key Man Insurance

We do not have key man insurance on any Officer or member of the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

As of the date of this Offering Circular, the following table sets forth information regarding beneficial ownership of our capital stock by:

●each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;

●each of our named Officers;

●each of our directors and director nominees; and

●all of our current Officers, directors and director nominees as a group.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

	Pre-Offering			Post-Offering[1]
Name	No. of Shares of Common Stock[2]	No. of Shares of Preferred Stock	Voting %[2]	No. of Shares of Common Stock[3]	No. of Shares of Preferred Stock	Voting %[3]
Brian Carrico[4]	54,236	0	1.21%	54,236	0	0.77%
Tom Carrico[5]	20,000	0	0.45%	20,000	0	0.28%
Dan Clarence[6]	272,044	0	6.07%	78,741	0	1.12%
Dr. Adrian Miranda[7]	0	0	0%	0	0	0%
Gary Peterson	1,286,240	0	28.72%	1,092,941	0	15.49%
Dr. Chris Brown	2,014,232	0	44.98%	1,820,933	0	25.81%

[1]Assumes the Company raising the maximum amount of this offering and none of the above identified beneficial owners purchase shares of Common Stock in this offering.

[2]Prior to the offering, our Officers and directors collectively own 3,646,752 shares of Common Stock or 94.57% of the voting shares of Common Stock of the Company.

[3]After the offering, assuming the Selling Shareholders sell all of their shares of Common Stock available for sale, our Officers and directors collectively own 3,066,851 shares of Common Stock or 43.40% of the voting shares of Common Stock of the Company.

[4]Brian holds stock options for 640,000 shares of Common Stock.  This number of stock options has been adjusted for a 4:1 stock split.

[5]Tom holds stock options for 612,472 shares of Common Stock. This number of stock options has been adjusted for a 4:1 stock split.

[6]Dan holds stock options for 137,636 shares of Common Stock. This number of stock options has been adjusted for a 4:1 stock split.

[7]Dr. Miranda holds stock options for 674,408 shares of Common Stock. This number of stock options has been adjusted for a 4:1 stock split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis may contain forward-looking statements. Investors should not place undue reliance on forward-looking statements, and should consider carefully the statements made in “Risk Factors” and elsewhere in this Offering Circular that identify important factors that could cause actual outcomes to differ from those expressed or implied in the Company’s forward-looking statements, and that could materially and adversely affect the Company’s business, operating results and financial condition.

The Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Offering Circular.

Overview

IHS is an Indiana based pediatric market focused research, design, and manufacturing medical technology firm founded in 2011.   The Company has developed a family of patented breakthrough medical devices including the NSS-2 Bridge and IB-Stim in the emerging science of neuromodulation that is creating significant momentum in the industry.  This technology accesses and modulates brain structures involved in autonomic control (i.e. nausea, anxiety, vomiting, etc., and acute and chronic pain to a degree that that was once only achievable through permanently implanted devices and pharmacology.  We intend to commercialize and expand our current FDA indication for functional abdominal pain associated with IBS in children while continuing to expand our robust pipeline adding additional pediatric indications which continue to add significant value to the Company.

Company Milestones

2014 – Received our first FDA clearance for acute and chronic in the BWK classification based primarily on research in the neuromodulation field through animal studies

2015 – IHS supported an animal mechanistic study focused on access to the central nervous system and the amygdala via neuromodulation via cranial nerves. This study was published in the Journal of NeuroScience.

2016 – An IHS supported study was completed which was a prospective, randomized, double blind, sham controlled study at Milwaukee Children’s Hospital on Functional Abdominal Pain and IBS in adolescents with dramatic results that was published in the Lancet.  A resulting retrospective study on the reduction of opiate withdrawal symptoms was published in The American Journal of Drug and Alcohol Abuse.

2017 – IHS received FDA DeNovo clearance for the Opioid Use Disorder market with a resulting change in category to “Neurology”.  Raised funding round of approximately $3 Million through the issuance of convertible notes convertible into Common Shares.

2018 – Shifted strategy to being a pediatric focused research, design, and manufacturing company.  Commercialized original technology product with placement in Children’s Hospitals for research.

2019 – Received FDA DeNovo clearance for the indication of Functional Abdominal Pain Associated with IBS in Adolescents age 11 – 18.  Began production of IB-Stim product.  Opened $17 Million Series A Preferred Stock offering and raised 3M.

2020 – Came to agreement on licensing of The Bridge Product with a $12 Billion Med-tech firm coinciding with an approximately $8 Million investment in Series A Preferred Stock.  Continued commercialization of the IB-Stim product with great results at multiple Children’s Hospitals, inclusive of placement in 15 of the top 20 U.S. Children’s Hospitals.  Upgraded to a world class manufacturing facility.

2021 – Received written policy coverage from a division of BCBS.  Additional 75 Children’s Hospitals going through the administrative process to bring in the IB-Stim product.  Very high likelihood to receive  an insurance reimbursement code by year end 2021. Research studies in process to attain additional indications:

•Functional Nausea – Children’s Hospital of Wisconsin

•Adult Functional Abdominal Pain – UCLA Medical Center

•Cyclic Vomiting Syndrome – Multi Center Children’s Hospitals (Kansas City , Miami, Vanderbilt, Milwaukee)

•Post-Concussion Syndrome – Children’s Hospital of Orange County

•Chemo-Therapy Induced Nausea and Vomiting – Children’s Hospital Wisconsin

•Cystic Fibrosis – St. Louis University

Competition

IHS is in a strong market position in that there are no direct competitors in the IB-Stim market space. There are no other FDA cleared medical devices or pharmacological options for the treatment of functional abdominal pain associated with IBS in children 11-18 and the common drugs that are prescribed for this condition include off-label anti-depressants and SSRI’s which have proven to have harmful side effects.  At the time of this statement, no competitive product studies are in process according to clinicaltrials.gov.

The Market

6.2 million children in the U.S. suffer from Functional Abdominal Pain.  10% of these patients have functional disability which means that they are high level subjects for IB-Stim. The IB-Stim market cap alone is conservatively $2.8 Billion and the market cap for our pipeline indications is over $12 Billion.

Barriers to Entry

Barriers to entry include IP, published research, FDA barriers, a submitted Citizen’s Petition, and critical IHS position of being first to market.  IHS has a very strong device and method patent portfolio inclusive of device patents and method patents that have been vetted and acknowledged by multiple large institutions in the neuromodulation market.  IHS has been has been engaged in supporting research for both animal mechanistic and human trials since 2015.

Operating History of the Company

The Company has limited operating history and has not yet earned any revenues, which may make it difficult for potential investors to evaluate the Company’s business and assess the future viability and prospects of the Company. The Company, at this time, has limited assets and resources.

Emerging Growth Company

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Going Concern

Our current financial condition and the uncertainty surrounding our ability to consummate this offering raises substantial doubt regarding our ability to continue as a going concern. As shown in the accompanying financial statements, we have sustained losses from operations since inception and do not have a predictable revenue stream. Our financial statements are prepared on the basis that our Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to our ability to continue as a going concern.

Results of Operations

First Quarter Ended March 2021 and 2020

For the period of Q1 2021 (Jan – March 2021) we generated $871K in net sales versus $567K in the same period 2020, or a growth of 54%.  Gross profit margin was 87.63%.  General and administrative expenses in Q1 2021 were $1.08M versus $997K for the same period 2020. Net loss of $526K in Q1 2021 versus a net loss of $701K in the same period 2020.

Most significant G&A expenses were total payroll of $712K and Professional Fees (Legal, FDA, IP, Accounting) of $263K.

Liquidity and Capital Resources Q1 2021

Cash and Cash equivalents were $1.70M versus $39K in 2020 resulting in an increase of total current assets from $3.72M in 2021 versus $2.02M in 2020.

Fiscal Year Ended December 31, 2020

For the period of FY 2020 (Jan – Dec 2020) we generated $2.19 M in net sales versus $1.08M in the same period 2019, or a growth of 104%.  Gross profit margin was 78.7%.  General and administrative expenses in FY 2020 were $4.91M versus $3.05 for same period 2019.  Net loss of $3.42M in FY 2020 versus a net loss of $2.67M in FY 2019.

Most significant G&A costs were total payroll of $2.95M, Professional fees (legal, FDA. IP, Accounting) of $965K, Advertising and marketing $89K, Patient Access Rebate $91K, and Insurance of $87K.

Liquidity and Capital Resources Fiscal Year End 2020

Cash and cash equivalents were $1.9M in FY 2020 versus $8K in 2019 resulting in an increase of total current assets from $1.75M in 2019 versus $3.7M in 2020.  Masimo Corporation made an $8M Preferred Stock Series A investment in the Company in May, 2020.

The following table sets forth a summary of our cash flows for the periods presented:

	2020	2019
Cash Flows from Operating Activities
Net (Loss)	$(3,424,435)	$(2,672,345)
Adjustments to reconcile net income to net
Cash provided by operating activities:
Loss on disposition of assets	-	30,037
Depreciation and amortization	35,787	36,358
Accrued interest converted to debt or stock	-	108,501
Gain on loan forgiveness	(220,000)	-
Other changes hat provided (used) cash:
Accounts Receivable	(347,204)	(56)
Inventory	323,764	58,483
Prepaid Inventory	(132,456)	-
Prepaid expenses	(1,615)	(60)
Vendor deposits	-	17,550
Interest receivable	(5,841)	(21,696)
Accounts payable	(753,200)	241,761
Payroll withholding	(467)	(107)
Accrued expenses	286,860	180,606
Net cash used by operating activities	(4,238,807)	(2,020,968)

Cash Flows from Investing Activites
Addtions to property and equipment	(27,719)	-
Deposits with vendor, net of inventory credits	99,488	412,272
Net cash provided by investing activities	71,769	412,272

Cash Flows form Financiaing Activities
Capital stock issued	6,770,951	1,700,000
Principal payments on line of credit	(150,000)	(21,428)
Principal payments on notes payable	(1,036,938)	(278,460)
Proceeds from notes payable	470,000	193,000
Net cash provided by financing activities	6,054,013	1,593,112

Net Increase in Cash and Cash Equivalents	1,886,975	(15,584)

Cash and Cash Equivalents at Beginning of Period	8,500	24,084

Cash and Cash Equivalents at End of Period	1,895,475	8,500

Capital Expenditures and Other Obligations

We incurred capital expenditures of $0 in the timeframe of January 1, 2020 – May 31, 2021.

Our Plan of Operation

We have generated revenues for IB-Stim since its FDA clearance in June of 2019 as reported above in the accompanying financial statements.  To fully implement our plan of operations for the next 18-month period, we will need to raise a significant amount of capital through this offering. The discussion below is based on the assumption that we will be able to raise significant capital this year primarily through this offering. If this offering is successful and we raise the estimated $14,000,000 maximum amount, we will have sufficient resources to fund our working capital needs for the next 18 months, if not longer. There can be no assurance, however, that this offering will be successful or that other sources of capital will become available to us on acceptable terms, if at all.

During approximately the next six quarters, that is, from the fourth quarter of 2021 through the first quarter of 2023, we expect to engage in the following business development activities and reach the indicated milestones. We currently project that these activities will extend into the second half of 2023 and beyond:

1.Revenue:  Continue to commercialize the IB-Stim to the 250 children’s hospitals nationally via W2 sales representatives.

2.Billing Code:  Receive our own billing code specific to our platform technology this calendar year (2021) which will allow us a more direct path to written policy insurance coverage.

3.Written Policy Insurance Coverage:  Build on and expand on our first commercial insurance policy which was effective via Blue Cross Blue Shield on March 1, 2021.  This includes commercial payers and state Medicaid offices (Medicaid is 40% of children’s hospitals).

4.IB-Stim Research:  Publish the additional 4 research studies just completed which will bolster the strength of our current coverage asks.

5.Technology Platform Pipeline:  We will do in-depth research studies from our current research pipeline which will guide us into new FDA indications.

6.New FDA Indications: Prepare and file FDA DeNovo and 510(k) submissions for our future indications which are currently in the pipeline.

7.Device Development and Evolution:  Continue to evolve our technology and release new versions of our device technology that are easier to place, smaller, more aesthetically pleasing, and increase efficacy based on new research.

8.Future Growth:  Commercialize and expand our new indications throughout the United States using the synergy of the one call point of the children’s hospitals.

9.Intellectual Property:  Further refine our device and build out our intellectual property portfolio through additional patent applications.

In summary, our operations plan is to commercialize our current technology while adding new indications to our platform while gaining positive insurance coverage which will allow us to hit the revenues we forecast.

We can provide no assurances, however, that we will be able to successfully raise sufficient funds in this offering or through other means to begin to execute these plans and to reach the stage when we will be able to generate revenue from the sale of our device. Also, we cannot assure you that we will be able to raise additional capital or debt as and when needed on acceptable terms if at all.

We believe that the actions presently being taken to further implement our business plan and generate revenues, including the financing plans discussed above, will provide the opportunity for us to develop into a successful business operation.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

 In May 2014, the FASB issued ASU, 2014-09—Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, and further updated through ASU 2016-12, or ASU 2016-12, which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled to when products are transferred to customers. This guidance is effective for annual reporting periods, and interim periods within those years, beginning December 15, 2018 for non-public entities. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The adoption of ASU 2014-09 had no material impact on the Company’s financial statements and related disclosures.

 In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. This standard is effective beginning in the first quarter of 2019, with early adoption permitted. The adoption of ASU 2018-07 is not expected to have a material effect on the Company’s financial statements.

Related Party Disclosure

As of June 30, 2021, we did not have any related party disclosures.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into our Company. When our Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

Purchasers of our shares in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our shares in this offering at an assumed public offering price of $7.76 per share, and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value at May 31, 2021 would have been $21,256,040, or $5.10 per share, assuming the sale of the maximum number of shares offered for sale in this offering. Assuming the sale of the maximum number of shares offered for sale in this offering, this represents an immediate increase in net tangible book value per share of $4.3170 to the existing stockholders and dilution in net tangible book value per share of $2.6558 to new investors who purchase shares in the offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

Offering price per share	$7.76
Net tangible book value per share at May 31, 2021	$0.7873
Adjusted net tangible book value per share after this offering	$5.1042
Increase in net tangible book value per share to the existing Shareholders	$4.3170
Dilution in net tangible book value per share to new investors	($2.6558)

The following table sets forth, assuming the sale of the maximum number of shares offered for sale in this offering (after deducting our estimated offering expenses), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Shares Purchased				Total Consideration		Avg. Price Per Share
	Number of Oustanding Shares	% of Outstanding Shares	Number of Shares on a Fully Diluted, As-Converted Basis	% on Fully Diluted, As-Converted Basis	Amount	%	(Using Number of Shares on a Fully Diluted, As-Converted Basis)
Series Seed Preferred Stock	115,477	1.64%	461,907[1]	3,77%	$6,740,000	18.21%	$14.59
Series A Preferred Stock	506,635	7.18%	2,606,098[1][2]	21,28%	$9,321,165	25.18%	$3.58
Common Stock	3,856,008	54.65%	6,600,500[3]	53.90%	$942,340	2.55%	$0.14
New Investors	2,578,266	36.54%	2,578,266	21.05%	$20,007,344.20	62.24%	$7.76
Total	7,056,386	100%	12,246,771	100%	$37,756,329.20	100%	$3.08

[1]This number has been adjusted for a 4:1 stock split. The 4:1 stock split has the effect of adjusting the conversion price for each of the Series Seed Preferred Stock and Series A Preferred Stock by dividing such conversion price by 4 with each share of Preferred Stock convertible into 4 shares of common stock. The Series A Preferred Stock and Series Seed Preferred Stock numbers are shown on an as-converted to common stock basis.

[2]The foregoing amount includes a prefunded stock warrant (for 144,889 shares of  Series A Preferred Stock or 579,558 shares of common stock on an as-converted to common stock basis) issued to Masimo Corporation (such stock warrant has not yet been exercised).

[3]This number includes 2,638,788 worth of stock options to purchase common shares and 105,704 worth of penny warrants to purchase common stock.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by our Company. The investor’s stake in our Company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of our Company that you own will go down, even though the value of our Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into our Company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•In June 2019, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.

•In December 2019, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor’s stake is worth $200,000.

•In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). The investor now owns only 0.89% of the company and the investor’s stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that we have issued (and may issue in the future) and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

DESCRIPTION OF CAPITAL STOCK

General

The Company is offering up to 2,578,266 shares of Common Stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Company’s Articles, Bylaws and Shareholders’ Agreement, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Company’s capital stock, you should refer to the Articles, Bylaws and Shareholders’ Agreement and to the applicable provisions of Indiana law.

The Company is authorized to issue up to 14,520,000 shares of capital stock, of which (i) 13,400,000 shares are Common Stock without par value; and (ii) 1,120,000 shares are preferred stock (“Preferred Stock”) without par value.  Our Preferred Stock is designated as Series A Preferred Stock (“Series A Preferred Stock”) and Series Seed Preferred Stock (“Series Seed Preferred Stock”). 1,000,000 shares of our Preferred Shares are designated as Series A Preferred Stock and 120,000 shares of our Preferred Shares are designated as Series Seed Preferred Stock.

Series Seed Preferred Stock

As of the date of this Offering Circular, 115,477 shares of our Series Seed Preferred Stock are issued and outstanding. The foregoing number has not been adjusted for a 4:1 stock split. The 4:1 stock split had the affect of adjusting the conversion price for the Series Seed Preferred Stock by dividing such conversion price by 4.

Voting: Holders of Series Seed Preferred Stock shall be entitled to cash the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Seed Preferred Stock by such holder are convertible as of the record date of determining stockholders entitled to vote on such matter.

Dividends: Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, including holders of Series A Preferred Stock, the holders of the Series Seed Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the board of directors.  The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, winding up of the Company, or other deemed liquidation event (as described in the Articles) holders of Series Seed Preferred Stock, after payment in full of all liquidation amounts payable to holders of Series A Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Shareholders before any payment made to holders of Common Stock an amount per share equal to the Series Seed Preferred Stock original issue price of $70.04.

Transferability: The Company’s Series Seed Preferred Stock is not freely transferable and is subject to the transfer restrictions in the Shareholders’ Agreement.  Additionally, the Company’s Series Seed Preferred Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction.  Shares of the Company’s Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act. Notwithstanding the foregoing, Series Seed Preferred Stock is generally transferable to any one or more members of a class consisting of the Shareholder’s spouse, descendants, guardian or conservator, to a trust for the benefit of any one or more members of such class.

Series A Preferred Stock

As of the date of this Offering Circular, 506,636 shares of our Series A Preferred Stock are issued and outstanding.  The foregoing amount does not include a prefunded stock warrant (for 144,889 shares of  Series A Preferred Stock or 579,558 shares of Common Stock on an as-converted to Common Stock basis) issued to Masimo Corporation as such stock warrant has not yet been exercised. The foregoing number also has not been adjusted for a 4:1 stock split. The 4:1 stock split had the affect of adjusting the conversion price for the Series A Preferred Stock by dividing such conversion price by 4.

Voting: Holders of Series A Preferred Stock shall be entitled to cash the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock by such holder are convertible as of the record date of determining stockholders entitled to vote on such matter.

Dividends: Holders of Series A Preferred Stock are entitled to receive dividends at the rate of eight percent (8%) of the Series A Preferred Stock issue price of $18.87, which such dividend shall accrue and be payable only if declared by the Board. While dividends to holders of Series A Preferred Stock are accruing, the Company has not paid cash dividend to holders of Series A Preferred Stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, winding up of the Company, or other deemed liquidation event (as described in the Articles) holders of Series A Preferred Stock, in preferred to holders of Series Seed Preferred Stock and Common Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Shareholders before any payment made to holders of Common Stock an amount per share equal to the Series A Preferred Stock original issue price of $18.87 plus all accrued dividends to holders of Series A Preferred Stock.

Transferability: The Company’s Series A Preferred Stock is not freely transferable and is subject to the transfer restrictions in the Shareholders’ Agreement.  Additionally, the Company’s Series A Preferred Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction.  Shares of the Company’s Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act. Notwithstanding the foregoing, Series A Preferred Stock is generally transferable to any one or more members of a class consisting of the Shareholder’s spouse, descendants, guardian or conservator, to a trust for the benefit of any one or more members of such class.

Common Stock

As of the date of this Offering Circular, 3,856,008 shares of our Common Stock are issued and outstanding.  In addition, the Company has also issued (i) stock options for Common Stock in the amount of 659,697; and (ii) a two warrants for up to 26,426 shares of Common Stock.

Voting Rights: Holders of Common Stock shall have one vote per one share of Common Stock.  There is no cumulative voting

Dividends: Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, including Series A Preferred Stock and Series Seed Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the board of directors.  The does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to Shareholders after (i) the payment of all debts and other liabilities of the Company; and (ii) the liquidation preference payable to the holders of Series A Preferred Stock and Series Seed Preferred Stock.

Transferability: The Company’s Common Stock is not freely transferable and is subject to the transfer restrictions in the Shareholders’ Agreement.  Additionally, the Company’s Common Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction.  Shares of the Company’s Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act. Notwithstanding the foregoing, Common Stock is generally transferable to any one or more members of a class consisting of the Shareholder’s spouse, descendants, guardian or conservator, to a trust for the benefit of any one or more members of such class.

Warrants

The Company has issued two stock warrants to Brian P. Hannasch.  One warrant allows Brian P. Hannasch to purchase up to 20,000 shares of our Common Stock at a strike price of $0.01 (or 80,000 shares of Common Stock at a strike price of $0.0025 per share after the recent 4:1 stock split), which must be exercised on or before 5:00 pm CST on September 6, 2029.  The second warrant allows Brian P. Hannasch to purchase up to 6,426 shares of our Common Stock at a strike price of $17.51 (or 25,704 shares of Common Stock for $4.3775 per share after the recent 4:1 stock split), which must be exercised on or before 5:00 pm CST on September 18, 2028.

Transfer Agent and Registrar

As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we are required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions provided under the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

●a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to any of those described above.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations. This is because investments by employee benefit plans are subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) fiduciary responsibility and prohibited transaction provisions and to restrictions imposed by Code Section 4975. The term “employee benefit plan” includes without limitation qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●whether in making the investment, the investing plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

ERISA is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (“DOL”), under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA, or ERISA Plans, and their legal advisors. The person having investment discretion concerning assets of an employee benefit plan is generally referred to as a “fiduciary”. Such person should determine whether an investment in us is authorized by the applicable governing plan instrument and whether it is a proper investment for the plan.

ERISA Section 406 and Code Section 4975 prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance concerning whether assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)equity interests acquired by employee benefit plans are publicly offered securities — for example, the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)the entity is an “operating company” — for example, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we believe that we qualify as an “operating company”. If the Department of Labor were to ever take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our Common Stock.

Plan fiduciaries contemplating a purchase of shares offered hereunder are highly encouraged to consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF ORDERS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OF DIRECTORS OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS REGARDING INVESTMENTS BY ANY PARTICULAR PLAN OR THAT AN INVESTMENT WITH US IS APPROPRIATE FOR ANY PARTICULAR TYPE OF PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT THEIR ATTORNEY AND FINANCIAL ADVISORS AS TO THE APPROPRIATENESS OF AN INVESTMENT IN US BASED ON CIRCUMSTANCES OF THE PARTICULAR PLAN.

REPORTS

We will furnish the following reports, statements, and tax information to each Shareholder:

Reporting Requirements under Tier II of Regulation A.   Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: (i) an annual report with the SEC on Form 1-K; (ii) a semi-annual report with the SEC on Form 1-SA; (iii) current reports with the SEC on Form 1-U; and (iv) a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports.   As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending August 31, our board of directors will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the board of directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each Stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Stockholders.

Tax Information.   On or before August 31 of the year immediately following our fiscal year, which is currently September1 through August 31, we will send to each Shareholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Stock Certificates.   We do not anticipate issuing stock certificates representing shares purchased in this offering to the Common Stockholders. However, we are permitted to issue stock certificates and may do so at the request of our transfer agent. The number of shares held by each Shareholder, will be maintained by us or our transfer agent in our Company register.

LEGAL MATTERS

We have retained Centarus Legal Services, PC to advise it in connection with the preparation of this Offering Circular, the Subscription Agreement and any other documents related thereto.  Centarus Legal Services, PC has not been retained to represent the interests of any Shareholder in connection with this offering. All prospective investors that are evaluating or purchasing or shares of Common Stock should retain their own independent legal counsel to review this Offering Circular, the Subscription Agreements and any other documents and matters related whatsoever to this offering, and to advise them accordingly.

EXPERTS

Our financial statements for the year ended December 31, 2020 included in this offering circular have been audited by The Watermark Group, LLC, an independent registered public accounting firm, as stated in its report appearing herein.  Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase shares of Common Stock who satisfy the “qualified purchaser” standards should proceed as follows:

●Read this entire Offering Circular (including all Exhibits hereto) and any supplements accompanying this Offering Circular.

●Electronically complete and execute a copy of the Subscription Agreement. A specimen copy of the Subscription Agreement, including instructions for completing it, is included in this Offering Circular as Exhibit D.

By executing the Subscription Agreement and paying the total purchase price for our shares of Common Stock subscribed for, each investor agrees to accept the terms of the Subscription Agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and for non-accredited investors that such subscription for shares of Common Stock does not exceed ten percent (10%) of the greater of such investor’s annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Right to Reject Subscriptions.   After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been received, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, generally without interest and without deduction.

Acceptance of Subscriptions.   Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at closing. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Minimum Purchase Requirements

You must initially purchase at least one hundred twenty nine (129) shares of Common Stock at a price of $7.76 per share of Common Stock. We reserve the right to revise the minimum purchase requirements in the future.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Innovative Health Solutions, Inc.

529 S. Adams Street
P.O. Box 397
Versailles, Indiana 47042

Phone: 812-689-0791

Email: brian@i-h-s.com

Within 120 days after the end of each fiscal year we will electronically provide to our Shareholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to Shareholders. The Company does not intend to send paper copies out of its reports unless requested in writing by a Shareholder.

*** End of Document ***

INNOVATIVE HEALTH SOLUTIONS, INC.

FINANCIAL STATEMENTS

Innovative Health Solutions, Inc.

Table of Contents

December 31, 2020 and 2019

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Innovative Health Solutions, Inc.

Versailles, Indiana

Report on the Financial Statements

We have audited the accompanying financial statements of Innovative Health Solutions, Inc. which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations and accumulated deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

INDEPENDENT AUDITORS’ REPORT (CONTINUED)

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Health Solutions, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplemental information is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Watermark CPA Group, LLC

Indianapolis, IN

June 28, 2021

Innovative Health Solutions, Inc.

Balance Sheet

December 31,

	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$1,895,475	$8,500
Accounts receivable	435,525	88,321
Inventories	106,846	430,610
Prepaid inventories	132,456	---
Prepaid expenses	13,462	11,847
Vendor deposits	38,240	137,728
Interest receivable - shareholders	69,308	63,467
Total current assets	2,691,312	740,473

Property and Equipment, at cost:
Furniture and fixtures	87,148	87,148
Computer hardware	12,672	---
Machinery and equipment	282,181	267,134
Leasehold improvements	21,065	21,065
	403,066	375,347
Less - accumulated depreciation	(252,146)	(218,300)
Property and equipment, net	150,920	157,047

Patents, net of amortization	25,897	27,838
Total Assets	$2,868,129	$925,358

Liabilities
Current Liabilities:
Notes payable - shareholders	$151,005	$1,087,952
Accounts payable	75,605	828,805
Payroll withholdings	---	467
Accrued expenses	667,004	380,144
Total current liabilities	893,614	2,297,368

Stockholders' Equity

Preferred stock	11,785,501	3,568,501
Series seed stock	1,871,460	1,871,460
Common stock	942,340	942,340
Equity issuance cost	(1,446,040)	---
Equity conversion discount	(240,000)	(240,000)
Stock subscriptions receivable	(1,012,800)	(1,012,800)
Accumulated deficit	(9,925,946)	(6,501,511)

Total stockholders' equity	1,974,515	(1,372,010)

Total Liabilities and Stockholders' Equity	$2,868,129	$925,358

Notes to financial statements are an integral part of these statements

3

Innovative Health Solutions, Inc.

Statements of Operations and Accumulated Deficit

December 31, 2020 and 2019

	2020		2019
	Amount	Percent of Sales	Amount	Percent of Sales

Net Sales	$2,190,764	100.00%	$1,075,969	100.00%
Cost of Goods Sold	467,017	21.32	130,100	12.09

Gross Profit	1,723,747	78.68	945,869	87.91

Selling Expenses
Expired inventory	14,072	0.64	---	---
Promotional inventory distributed	40,975	1.87	75,916	7.06
Reimbursements	2,590	0.12	2,705	0.25
Commission	429,766	19.62	273,958	25.46
Uniform	---	---	97	0.01
Total selling expenses	487,403	22.25	352,676	32.78

Research and Development
Support, expansion and trials	67,521	3.08	40,000	3.72
Development and improvement	37,693	1.72	---	---
FDS indications of use	---	---	41,500	3.86
Total research and development	105,214	4.80	81,500	7.58

Manufacturing Development	61,583	2.81	---	-

General and Administrative	4,918,211	224.49	3,049,273	283.41

Operating (Loss)	(3,848,664)	(175.67)	(2,537,580)	(235.86)

Other Income (Expense):
Interest expense	(50,002)	(2.28)	(126,703)	(11.78)
Interest income	5,879	0.27	21,696	2.02
License revenue	250,000	11.41	---	---
Gain on loan forgiveness	220,000	10.04	279	0.03
Other expense	(1,923)	(0.09)	---	---
Loss on disposition of assets	---	---	(30,037)	(2.79)
Indiana Edge credit	275	0.01	---	---
Total other income (expense), net	424,229	19.36	(134,765)	(12.52)

Net (Loss)	(3,424,435)	(156.31)%	(2,672,345)	(248.38)%

Accumulated Deficit, Beginning	(6,501,511)		(3,829,166)

Accumulated Deficit, Ending	$(9,925,946)		$(6,501,511)

Notes to financial statements are an integral part of these statements

4

Innovative Health Solutions, Inc.

Statement of Cash Flows

December 31, 2020 and 2019

	2020	2019
Cash Flows from Operating Activities
Net (Loss)	$(3,424,435)	$(2,672,345)
Adjustments to reconcile net income to net
cash provided by operating activities:
Loss on disposition of assets	---	30,037
Depreciation and amortization	35,787	36,358
Accrued interest converted to debt or stock	---	108,501
Gain on loan forgiveness	(220,000)	---
Other changes that provided (used) cash:
Accounts receivable	(347,204)	(56)
Inventory	323,764	58,483
Prepaid inventory	(132,456)	-
Prepaid expenses	(1,615)	(60)
Vendor deposits	---	17,550
Interest receivable	(5,841)	(21,696)
Accounts payable	(753,200)	241,761
Payroll withholding	(467)	(107)
Accrued expenses	286,860	180,606
Net cash used by operating activities	(4,238,807)	(2,020,968)

Cash Flows from Investing Activities
Additions to property and equipment	(27,719)	---
Deposits with vendor, net of inventory credits	99,488	412,272
Net cash provided by investing activities	71,769	412,272

Cash Flows from Financing Activities
Capital stock issued	6,770,951	1,700,000
Principal payments on line of credit	(150,000)	(21,428)
Principal payments on notes payable	(1,036,938)	(278,460)
Proceeds from notes payable	470,000	193,000
Net cash provided by financing activities	6,054,013	1,593,112

Net Increase in Cash and Cash Equivalents	1,886,975	(15,584)

Cash and Cash Equivalents at Beginning of Period	8,500	24,084

Cash and Cash Equivalents at End of Period	$1,895,475	$8,500

Notes to financial statements are an integral part of these statements

5

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies

The summary of significant accounting policies of Innovative Health Solutions, Inc. (the Company) (IHS) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Preparing the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Business Activities

The Company was established in 2011 and is headquartered in Versailles, Indiana. The Company specializes in the development, production, and sale of medical neuromodulation devices. IHS has patented and trademarked its’ NSS (NeuroStim System) products and methods. The Company has two FDA De Novo cleared products, the IB-STIM and the NSS-2 Bridge, and one 510(K) clearance. These products are percutaneous electrical nerve field stimulator systems (PENFS). The IB-STIM is a PENFS device that is indicated in patients 11-18 years of age with functional abdominal pain associated with irritable bowel syndrome (IBS). The NSS-2 Bridge is a PENFS device indicated for use in the reduction of the symptoms of opioid withdrawal.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company did not hold any cash equivalents as of December 31, 2020 and 2019.

Trade Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial. Interest is not charged on past due customer accounts.

6

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies

Inventories

Inventories are valued at the lower of cost or market. The inventory is comprised of medical devices on hand. Certain components within the devices have an expiration date that are removed from current inventory and expensed at the date of expiration.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of the assets. For income tax purposes, depreciation is computed by use of accelerated methods.

Depreciation and amortization are calculated using the following estimated useful lives:

Classification	Years	Salvage Values
Leasehold Improvements	10-20	—
Patents	17	—
Machinery and Equipment	7-10	10%
Furniture and Fixtures	5-10	—
Vehicles	5	25%

Depreciation expense was $33,846 and $34,417 during the years ended December 31, 2020 and 2019, respectively.

Goodwill and Intangible Assets

Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives. An adjustment is made for any impairment. Intangible items acquired must be recognized as assets separately from goodwill if they meet the definition of an asset, are either separable or arise from contractual or other legal rights, and their fair value can be measured reliably.

Amortization expense was $1,941 and $1,941 during the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company elected S Corporation status on April 17, 2012. In lieu of corporation income taxes, the stockholders of the Company are taxed on their proportionate share of the Company’s taxable income. As of June 30, 2018, the S Corporation status was revoked by the shareholders. From the date of the revocation forward the Company is taxed as a regular C Corporation.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred income taxes are provided to account for timing differences which arise between the reporting for financial statement purposes and tax return purposes.  The primary differences are due to differences in deductions reported for financial and income tax purposes related to depreciation, and net operating losses. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

7

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies  (Continued)

Income Taxes (Continued)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

The Company has adopted accounting rules that prescribe when to recognize and how to measure the financial statements effect, if any, of income tax positions taken or expected to be taken on its income tax returns, including the position that the Company was previously qualified to be treated as an S Corporation for both federal and state income tax purposes. These rules require management to evaluate the likelihood that, upon examination by relevant taxing jurisdictions, those income tax positions would be sustained.

Based on that evaluation, if it were more than 50% probable that a material amount of income tax would be imposed at the entity level upon examination by the relevant taxing authorities, a liability would be recognized in the accompanying balance sheet along with any interest and penalties that would result from that assessment. Should any such penalties and interest be incurred, the Company's policy would be to recognize them as operating expenses.

Based on the results of management's evaluation, adoption of the rules did not have a material effect on the Company's financial statements. Further, no interest or penalties have been accrued or charged to expense as of December 31, 2020 and 2019 and for the years then ended.

The Company’s income tax returns are subject to examination by the taxing authorities until the expiration of the related statutes of limitations on those tax returns. In general, the federal and state income tax returns have a three-year statute of limitations. As of December 31, 2020, the following tax years are subject to examination:

Jurisdiction	Open Years for Filed Returns	Return to File in 2021
Federal	2017 – 2019	2020
Indiana	2017 - 2019	2020

Advertising Cost

Advertising costs are expensed as incurred and amounted to $89,709 and $61,876 for the years ended December 31, 2020 and 2019, respectively.

Revenue Recognition

Innovative Health Solutions, Inc. specializes in the development, production, and sale of medical neuromodulation devices to healthcare providers primarily located in the United States. Patented and trademarked neuromodulation devices is the Company’s major product line. Products are generally transferred at a point in time (rather than over time).  Essentially all the Company’s revenue is generated from purchase order contracts.

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

The Company estimates credit losses on accounts receivable by estimating expected credit losses over the contractual term of the receivable using a discounted cash flow method.  When developing this estimate of expected credit losses, the Company considers all available information (past, current, and future) relevant to assessing the collectability of cash flows. The Company has concluded that realization losses on balances outstanding at year-end will be immaterial.

Revenue is recognized in one major product segment – commercial products. The timing of revenue recognition for this product segment occurs as goods are transferred at a point in time.

The following economic factors affect the nature, amount, timing, and uncertainty of the Company’s revenue and cash flows as indicated:

Type of customer: Based on dollar amounts of revenue, essentially all of the goods sold by the Company are sold to healthcare customers including hospitals and clinics. Sales to healthcare customers lack seasonality and have a mild correlation with economic cycles.

Geographical location of customers: Sales to customers located within the United States represent essentially all of the Company’s sales.

Type of contract: Sales contracts consist of purchase order contracts that tend to be short-term (i.e., less than or equal to one year in duration).

The opening and closing balances of trade receivables, contract assets, and contract liabilities from contracts with customers are as follows:

	Trade Receivables	Contract Assets	Contract Liabilities
Balance 1/1/2019	$88,265	$0	$0
Balance 12/31/19 and 1/1/2020	$88,321	$0	$0
Balance 12/31/2020	$435,525	$0	$0

Company’s Performance Obligations with Customers:

Timing of Satisfaction

The Company typically satisfies its performance obligations as goods are delivered.

Goods that are shipped to customers are typically shipped FOB shipping point with freight prepaid by the Company. As such, ownership of goods in transit transfer to the customer when shipped and the customer bears the associated risks (e.g., loss, damage, delay). In some cases, a customer will take delivery directly from the Company’s inventory (i.e., consigned inventory), at which point ownership and the associated risks pass to the customer at that time.

Shipping and handling costs are recorded as general and administrative expenses in the Statement of Operations.

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Significant Payment Terms

Payment for goods sold by the Company is typically due, after an invoice is sent to the customer, within 30 days. However, other payment terms are frequently negotiated with customers ranging from due upon receipt to due within 90 days. Some payment terms may call for payment only after the healthcare provider receives their insurance reimbursement. Invoices for goods are typically sent to customers within three calendar days of shipment. The Company does not offer discounts if the customer pays some or all of an invoiced amount prior to the due date.

None of the Company’s contracts have a significant financing component.

Nature

Medical devices that the Company contracts to sell and transfer to customers are manufactured by one specific third-party manufacturer. The manufacture is located within the state of Indiana and maintains compliance with FDA manufacturing guidelines. In no case does the Company act as an agent (i.e., the Company does not provide a service of arranging for another party to transfer goods to the customer).

Returns, Refunds, etc.

Orders may not be cancelled after shipment. Customers may return devices within 10 days of delivery if the goods are found to be defective, nonconforming, or otherwise do not meet the stated technical specifications. At the option of the customer, the Company shall either:

•Refund the price paid for any defective or nonconforming products

•Supply and deliver to the customer replacement conforming products

•Reimburse the customer for the cost of repairing any defective or nonconforming products

At the time revenue is recognized, the Company estimates expected returns and excludes those amounts from revenue. The Company also maintains appropriate accounts to reflect the effects of expected returns on the Company’s financial position and periodically adjusts those accounts to reflect its actual return experience. Historically, returns have been immaterial, and the Company currently does not provide a provision for this liability.

Warranties

In most cases, goods that customers purchase from the Company are covered by manufacturers’ warranties.  The Company does not sell warranties separately.

The manufacturer guarantees the product for the period up to the expiration date printed on the device’s label or twelve months from the date of purchase, whichever comes first. The guarantee applies to flaws of material and workmanship. The Company’s warranties provide customers with assurance that purchased devices comply with published specifications, inspection standards, and workmanship. At the time revenue is recognized, the Company estimates the cost of expected future warranty claims but does not exclude any amounts from revenue. The Company maintains appropriate accounts to reflect the effects of expected future warranty claims on the Company’s financial position and periodically adjusts those accounts to

10

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Warranties (Continued)

reflect its actual warranty claim experience. Historically, warranty claims have been immaterial, and the Company currently does not provide a provision for this liability.

The Company typically satisfies its performance obligations for goods at a point in time. In most cases, goods are shipped by common carrier to customers under “FOB Shipping Point” terms.  As such, customers typically obtain control of the goods upon shipment. The Company’s management exercises judgment in determining when performance obligations for goods have been satisfied.  In making such judgments, management typically relies on shipping information obtained from common carriers to evaluate when the customer has obtained control of the goods.

The Company’s contracts with customers typically do not involve variable consideration. The information that the Company uses to determine the transaction price for a contract is similar to the information that the Company’s management uses in establishing the prices of goods to be sold.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, we compare the carrying amount of the asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Going Concern Evaluation

Management evaluates whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued.

To date, the Company has experienced operating losses and negative cash flows from operations. Management believes that increased sales and acceptance of their product by insurance providers, will allow the Company to achieve profitability in the near term. To further address any uncertainty about cash flow, the Company is seeking financing through additional debt or equity financings. The outcome of these matters cannot be predicted at this time.

Subsequent Events

The Company evaluated subsequent events through the date of the accountant’s report, the date these financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

1.Summary of Significant Accounting Policies (Continued)

Recent Accounting Standards

The Company has assessed the potential impact of accounting standards that have been issued, but not yet effective, and have determined that no such standards are expected to have a material impact to the financial statements.

In February 2016, the FASB issued an update (ASU 2016-02, Leases) which requires lessees to record most leases on their balance sheet and recognize leasing expenses in the income statement. The guidance modifies the recognition and accounting for lessees and lessors and requires expanded disclosures regarding assumptions used to recognize revenue and expenses related to leases. The guidance is effective for nonpublic entities for annual reporting periods beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted and modified retrospective adoption is required. We are currently evaluating the impact of the guidance on our financial condition, results of operations, cash flows, and financial statement disclosures.

In January 2016, the FASB issued an update (ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) which requires entities to measure many equity investments at fair value and recognize changes in fair value in net income. The update does not apply to equity investments that result in consolidation, those accounted for under the equity method and certain others. The update eliminates the cost method of accounting for equity investments without a readily determinable fair value. The guidance is effective for nonpublic entities for annual reporting periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. The impact of this update is not material to the company.

In May 2014, the FASB issued an update (ASU 2014-09, Revenue from Contracts with Customers) that supersedes most current revenue recognition and industry-specific guidance. These standards update clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards. The standards update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. Upon adoption of this standards update, we expect that the allocation and timing of revenue recognition will be impacted. The guidance is effective for nonpublic entities for annual reporting periods beginning after December 15, 2019. The impact of this update is not material to the company.

2.Stock Subscriptions Receivable

The Company has two demand notes receivable from shareholders related to the issuance of common stock on January 1, 2016. Both notes initial balances were $506,400, with interest calculated monthly based on applicable federal rates. No interest has been received. The current loan balances are as follows:

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

2.Stock Subscriptions Receivable  (Continued)

December 31, 2020

	Loan Receivable	Interest Receivable	Interest Income
Chris Brown	$ 506,400	$ 34,721	$ 2,921
Gary Peterson	506,400	34,587	2,921
Total	$1,012,800	$ 69,308	$ 5,842

December 31, 2019

	Loan Receivable	Interest Receivable	Interest Income
Chris Brown	$ 506,400	$ 31,801	10,848
Gary Peterson	506,400	31,666	10,848
Total	$1,012,800	$ 63,467	$ 21,696

3.Related Party Transactions

The Company has a note payable to a shareholder primarily related to funding needs of a third-party manufacturer. The note is payable to Gary Peterson and carries a balance of 61,861, with interest calculated monthly based on applicable federal rates. This note is in the schedule below.

The Company has other loans payable to shareholders related to funding needs for operations. The current loan details for all related party loans are as follows (see Note 2 for Stock Subscriptions Receivable):

December 31, 2020

	Due Date	Interest Rate	Loan Balance	Interest & Service fee Accrued	Interest Paid
Gary Peterson	Demand	0.15%	$ 61,861	$ 8	$ 36,403
Dr. Chris Brown	June, 2019	15.00%	20,052	2,145	9,051
Dr. Chris Brown	June, 2019	15.00%	38,000	12,081	0
Brian Carrico	June, 2019	15.00%	31,092	3,403	9,619
Other Convertibles	Various	5.00%	0	66,648	0
Total			$151,005	$84,285	$ 55,073

December 31, 2019

	Due Date	Interest Rate	Loan Balance	Interest & Service fee Accrued	Interest Paid
Gary Peterson	Demand	1.51%	$ 808,282	$ 2,852	$ 31,870
Dr. Chris Brown	Demand	5.70%	150,000	0	0
Dr. Chris Brown	June, 2019	15.00%	55,000	9,609	0
Dr. Chris Brown	June, 2019	15.00%	38,000	6,381	0
Brian Carrico	June, 2019	15.00%	36,670	15	8,197
Brian Hannasch (1)	Jan., 2019	3.00%	0	0	78,501
Dan Clarence (2)	June, 2019	15.00%	0	0	6,527
Partrusko LLC	July, 2019	3.00%	0	0	10,946
Other Convertibles	Various	5.00%	0	66,648	0
Total			$1,087,952	$85,505	$136,041

(1) Principal and interest totaling $378,501 converted to 20,056 shares of Series A Preferred stock in 2019. See note 5.

(2) Principal of $50,000 converted to 2,649 shares of Series A Preferred stock in 2019. See note 5.

13

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

4.Vendor Deposits and Payables

The Company made cash advances to its manufacturer in the amount of $1,123,000. Production invoices from the manufacturer for the years 2017-2020 in the amount of $1,123,000 have been applied to the advance balance leaving a net balance of $0 and 137,728 as of December 31, 2020 and 2019, respectively.

5.Common Stock and Warrants

The Company has authorized 2,700,000 shares of common stock without par value of which 954,002 and 1,068,840 are issued and outstanding as of December 31, 2020 and 2019, respectively. During 2019, 97,702 common shares were converted to Series Seed Preferred shares at a discount as a consideration to make an additional investment. 17,136 shares were converted to Series A Preferred Stock.

The following debt instruments were converted to common stock in 2018:

Shareholder	Debt Amount Converted	Number of Shares
Brian Hannasch	$1,000,000	14,280
Brian Hannasch	200,000	2,856
Sierra Enterprises LLC	800,000	11,424
Magic Enterprises LLC	500,000	7,140
Jeffery Parsigian LLC	250,000	3,570
Muse Investments LLC	250,000	3,570
Total	$3,000,000	42,840

In connection with a bridge loan, the Company issued a warrant to a shareholder, Brian Hannasch, on September 18, 2018. The warrant allows the holder to purchase common stock from the Company at a share price of $17.51 per share, subject to certain adjustments. The number of shares was based on a formula tied to the amount of loans made by the holder. The number of shares based on this formula is 6,426. The warrant contains certain rights in the event of liquidation, merger, or consolidation of the Company. The warrant expires on September 18, 2028.

The Company issued a third warrant to Masimo Corporation on April 9, 2020. This warrant was pre-funded in the amount of $2,734,340. The warrant allows the holder to purchase 144,890 shares of Series A Preferred Stock at par value of $18.87 per share and is subject to adjustment for certain equity events. The warrant contains certain rights in the event of liquidation, merger, or consolidation of the Company.

The Company issued a second warrant to Brian Hannasch on September 6, 2019. This is a penny warrant that allows the holder to purchase 20,000 shares of common stock and is subject to adjustment for certain equity events. The warrant contains certain rights in the event of liquidation, merger, or consolidation of the Company. The warrant expires on September 6, 2029.

There will be no additional purchase price for the Warrants. Management is unable to determine a fair value of the warrants and therefore they have not been considered for tax or other reporting purposes.

14

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

6.Preferred Stock

The Company has issued 624,500 shares of preferred stock at an issuance price of $18.87 per share, for a total amount of $11,785,501. The total amount is composed of $8,217,000 and $3,568,501 received in 2020 and 2019, respectively.

December 31, 2020

Cash	$ 7,867,000
Converted Common Stock	—
Equity Acquisition Fees Issue	350,000
Equity Conversion Discount	—
Total	$ 8,217,000

December 31, 2019

Cash	$ 1,700,000
Converted Common Stock	1,200,000
Converted Debt	428,501
Equity Conversion Discount	240,000
Total	$ 3,568,501

The Preferred Stock has the following rights and privileges:

Voting Rights - The Series A Preferred and Series Seed Preferred shall vote together with the Common Stock on an as-converted basis, and not as separate classes.

Conversion - The Series A Preferred and Series Seed initially convert 1:1 to Common Stock at any time at option of holder, subject to adjustments for stock dividends, splits, combinations, and similar events and as described below under “Anti-dilution Provisions.”

Dividends - The Series A Preferred carries an annual 8% cumulative dividend, payable upon any liquidation, dissolution or winding up of the Company. For any other dividends or distributions, participation with Common Stock on an as-converted basis. The preferred return as of December 31, 2020 and 2019 were $849,305 and $88,634 respectively.

Liquidation - In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid in the following priority:

First, to the Series A Preferred in proportion to each holder’s respective pro rata Series A Original Purchase Price, plus any pro rata share of the Accruing Dividend until the entire Series A Original Purchase Price and Accruing Dividend are paid;

Second, to the Series Seed Preferred in proportion to each holder’s respective pro rata Series Seed Original Purchase Price until the entire amount of the Series Seed Original Purchase Price is paid;

Thereafter, the Series A Preferred and Series Seed Preferred participate with the Common Stock pro rata on an as-converted basis.

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

6.Preferred Stock   (Continued)

A merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event (a “Deemed Liquidation Event”), thereby triggering payment of the liquidation preferences described.

Anti-dilution Provisions - The Series A Preferred have full-ratchet anti-dilution protection so that the conversion price will be reduced to 80% of the price at which any future shares are issued, if less than the Series A Original Purchase Price.

In consideration for shareholders to make an additional investment in the Company, upon the purchase of the Series A Preferred stock by the shareholder, the Company converted the existing common shares held by shareholder to Series Seed Preferred Stock at a $100 million valuation and at a 120% share premium. As of December 31, 2020 and 2019, there were 97,702 common shares converted into 115,477 shares of Series Seed Preferred shares that have no par value and are outstanding.

7.Stock Options and Awards

On October 12, 2017, the Company adopted the 2017 Stock Compensation Plan authorizing the issuance of 358,913 shares of common stock. This plan was then amended on September 13, 2019 to increase the share amount to 659,697. This plan was enacted to enable the Company to retain the services of certain key employees, officers, and directors of the Company. The Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs and restricted stock.

On September 13, 2019, the Company approved and executed the grant of NSOs to certain employees. All stock options vested upon issuance of the option except for one employee as noted below. The NSOs granted and outstanding at December 31, 2020 and 2019 are summarized as follows:

Eligible Option Holder	Number of Shares	Exercise Price	Contractual Remaining Life	Exercisable at End of Year
Adrian Miranda	168,602	$13.88	8.70	168,602
Brian Carrico	160,000	$13.88	8.70	160,000
Tom Carrico	153,118	$13.88	8.70	153,118
Dan Clarence	34,409	$13.88	8.70	34,409
Mark Voltz	34,409	$13.88	8.70	34,409
Matt Carrico	34,409	$13.88	8.70	34,409
Ryan Kuhlman	34,409	$13.88	8.70	34,409
GRIT Acquisitions LLC	17,204	$13.88	8.70	17,204
Deanna Jones	4,301	$13.88	8.70	4,301
Doug Terry	4,301	$13.88	8.70	4,301
Eric Jakel (1)	14,535	$13.88	8.70	0
Total	659,697			645,162

(1)Vests over a three-year employment term

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

7.Stock Options and Awards   (Continued)

The exercise price equals the fair value of the stock at the date of the grant based on a third-party valuation. The Company determined that it did not have sufficient information on which to base a reasonable and supportable estimate of fair value of the stock options. There is no history or market to determine dividend yield or expected volatility of its share price because of limited or no active stock transactions with third parties. Likewise, the Company is unable to determine an expectation of when grantees may exercise to terminate the option awards. There was no compensation expense or liability recognized by the company during the years ended December 31, 2020 and 2019.

8.  Retirement Plan

The Company sponsors a 401(k)-retirement plan for its employees. Employees are eligible to participate in the elective deferral portion of the plan after twelve months and 1,000 hours of service. The Company matches the employee’s contribution up to 3%. The Company can also make an optional profit-sharing contribution to the employee accounts on an annual basis. There was an expense of $7,048 and an over accrual of ($15,747) for years ended December 31, 2020 and 2019, respectively.

9. Concentrations of Credit Risk

The Company’s business activity consists of the sale of medical neuromodulation devices to doctors, clinics, and hospitals across the country.

Receivables consist of unsecured amounts due from customers. The balance at December 31, 2020 and 2019 of accounts receivable was $435,525 and $88,321, respectively.

From time to time, the Company’s bank balances may exceed the FDIC limit of $250,000; however, management does not feel that this has a material impact on the financial condition. At December 31, 2020 and 2019, the Company’s uninsured cash balances totaled $1,450,000 and zero, respectively.

10. Operating Leases

The Organization has entered three operating leases for office and film studio space in Indiana. The lease amounts are $2,150, $1,553, and $310 per month. Expense for the years ended December 31, 2020 and 2019 totaled $47,606 and $50,377, respectively, under these leases. Minimum lease payments required under the leases for each of the next five years is $48,156 per year.

11. Payroll Protection Program Loan

The Company received a loan in the amount of $220,000 under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight or twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

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Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

11. Payroll Protection Program Loan   (Continued)

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company has used the proceeds for purposes consistent with the PPP.

On December 28, 2020, the Company was notified by their bank that the SBA had paid off their PPP loan which was approved for total forgiveness.

12. Statements of Cash Flows

The financial statements include “Statements of Cash Flows” showing cash and cash equivalents provided by and (used in) operating, investing and financing activities. Supplemental disclosures to the Statements of Cash Flows are presented below:

Cash paid during the years ended December 31, for:

	2020	2019
Interest expense	$30,332	$172,673
Interest capitalized	—	—
Total interest paid	$30,332	$172,673
Income taxes paid	$—	—

The Company had noncash financing activities as follows during the year ended December 31, 2020 as follows:

The Company paid equity acquisition fees to Dresner Investment Services, Inc., d/b/a Dresner Partners, by making a cash payment of $1,050,000 and the remaining $350,000 by issuance of 18,546 shares of Series A Preferred Stock. The total fee paid to Dresner Partners was $1,400,000.

13. Income Taxes

As discussed in Note 1, deferred taxes resulted from differences in deductions reported for financial and income tax purposes related to depreciation, and net operating losses. A valuation allowance was established because management believes it will not be likely to realize these net deductible temporary differences through future taxable income.

Deferred tax assets and liabilities are summarized as follows:

	2020	2019
Noncurrent deferred income tax asset	$1,808,872	$696,909
Noncurrent deferred income tax liability	(34,377)	(41,750)
Net noncurrent deferred income tax asset	1,774,495	655,159
Valuation allowance	(1,774,495)	(655,159)
Net deferred income tax assets	$ —	$ —

18

Innovative Health Solutions, Inc.

Notes to Financial Statements

December 31, 2020 and 2019

13. Income Taxes   (Continued)

The Company’s provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before income taxes.  The primary differences result from providing for state income taxes and from deducting expenses for financial statement purposes but not for federal income tax purposes, as well as deducting net operating loss carryovers for federal income tax purposes.

At December 31, 2020, the Company had available net operating loss carryforwards of approximately    $7,184,657:

Year Generated	NOL Amount	NOL Used in 2020	Remaining NOL	Year Expiring
2018	879,779	—	879,779	Indefinite
2019	1,886,416	—	1,886,416	Indefinite
2020	4,418,462	—	4,418,462	Indefinite
Total	$ 7,184,657	$ —	$ 7,184,657

14. Covid-19

In 2020, the World Health Organization declared Coronavirus (COVID-19) a pandemic. The continued spread of COVID-19, or any similar outbreaks in the future, may adversely impact the local, regional, national, and global economies. The extent to which COVID-19 impacts the Company’s results is dependent on the breadth and duration of the pandemic and could be affected by other factors the Company is not currently able to predict. These impacts may include, but are not limited to, additional costs for responding to COVID-19, potential shortages of labor, potential shortages of material and supplies, and loss of, or reduction to, revenue. Management believes the Company is taking appropriate actions to respond to the pandemic, however, the full impact is unknown and cannot be reasonably estimated at this time.

19

Supplementary Information

Innovative Health Solutions, Inc.

Supplemental Schedules - General and Administrative Expenses

For the Years Ended December 31,

	2020		2019
	Amount	Percent of Sales	Amount	Percent of Sales
Payroll:
Salaries and wages	$2,954,404	134.86%	$1,399,008	130.02%
Payroll taxes	153,581	7.01	84,542	7.86
Employee benefits	167,528	7.65	138,901	12.91
Retirement expense	7,048	0.32	(15,747)	(1.46)
Total payroll	3,282,561	149.84	1,606,704	149.33
Advertising and marketing	89,709	4.09	61,876	5.75
Amortization - Patent	1,941	0.09	1,941	0.18
Auto and truck expenses	499	0.02	616	0.06
Bad debts	49,529	2.26	46	---
Bank service charges	806	0.04	1,122	0.10
Computer and internet expenses	35,356	1.61	31,272	2.91
Credit card fees	10,294	0.47	12,895	1.20
Depreciation	33,846	1.54	34,417	3.20
Dues and subscriptions	48,662	2.22	588	0.05
Insurance	86,801	3.96	56,020	5.21
Janitorial expense	2,925	0.13	4,220	0.39
Meals and entertainment	13,602	0.62	18,300	1.70
Miscellaneous	2,314	0.11	4,932	0.46
Office supplies	11,834	0.54	16,888	1.57
Patient Access Rebate	90,838	4.15	-	---
Payroll fees	2,962	0.14	2,533	0.24
Postage and delivery	12,005	0.55	16,714	1.55
Printing and reproduction	8,154	0.37	4,182	0.39
Professional fees	965,023	44.05	1,010,627	93.93
Rent	47,606	2.17	50,377	4.68
Recruitment Fees	---	---	750	0.07
Security	2,283	0.10	2,188	0.20
Taxes - property	(466)	(0.02)	1,671	0.16
Telephone	23,152	1.06	8,454	0.79
Trade Shows	38,800	1.77	---	---
Travel	53,502	2.44	96,104	8.93
Utilities	3,673	0.17	3,836	0.36

General and Administrative Expenses	$4,918,211	224.49%	$3,049,273	283.41%

21

Innovative Health Solutions, Inc.

Supplemental Schedules – Professional Fees

For the Years Ended December 31,

	2020		2019
	Amount	Percent of Sales	Amount	Percent of Sales
Capital raise	$(2,500)	(0.11)%	$68,081	6.33%
Investment banking	---	---	152,690	14.19
VA service fee	---	---	39	---
Accounting	126,673	5.78	73,492	6.83
Consultant - General	16,686	0.76	30,409	2.83
Copyright fees	---	---	16,427	1.53
Legal - Market and Patient Access	13,762	0.63	---	---
Legal - FDA	6,469	0.30	---	---
Legal - General	138,864	6.34	258,970	24.07
Legal - Defense and litigation	190,026	8.67	268,956	25.00
Legal - Intellectual property	222,875	10.17	48,131	4.47
Legal - Lobbying	50	---	68,075	6.33
Legal - Product coding, medicare and CMS	56,873	2.60	---	---
Legal - FDA indications of use	1,701	0.08	16,035	1.49
Legal - Manufacturing	15,322	0.70	---	---
Legal - Website and social media compliance	8,756	0.40	---	---
Legal - FDA/OIG/FTC oversight and compliance	26,607	1.21	---	---
Market and patient access - Reimbursement	138,370	6.32	---	---
Software development	468	0.02	9,292	0.86
Other	4,021	0.18	30	---

Total Professional Fees	$965,023	44.05%	$1,010,627	93.93%

22

Innovative Health Solutions, Inc.

Supplemental Schedules – Cost of Goods Sold

For the Years Ended December 31,

	2020		2019
	Amount	Percent of Sales	Amount	Percent of Sales
Beginning inventory	$430,610		$489,093
Purchases	198,300		147,533
Expired Inventory	(14,072)		-
Promotional inventory distributed	(40,975)		(75,916)
Goods available for sale	573,863		560,710
Ending inventory	106,846		430,610
Total cost of goods sold	$467,017	21.32%	$130,100	12.09%

23

Innovative Health Solutions, Inc.

Supplemental Schedules - Net Sales

24

Innovative Health Solutions, Inc.

Supplemental Schedules - Cost of Goods Sold

25

Innovative Health Solutions, Inc.

Supplemental Schedules - Total Payroll

26

27

PART III

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Filed Herewith
Exhibit A	Amended and Restated Articles of Incorporation	X
Exhibit B	Amended and Restated Bylaws	X
Exhibit C	Amended and Restated Shareholders’ Agreement	X
Exhibit D	Subscription Agreement	X
Exhibit E	Opinion of Counsel	X
Exhibit F	Auditor’s Consent	X

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Versailles, Indiana.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Innovative Health Solutions, Inc., an Indiana
corporation

By:	/s/ Brian Carrico
Printed Name: Brian Carrico
Title: Chief Executive Officer and Director
Date: September 9, 2021

By:	/s/ Tom Carrico
Printed Name: Tom Carrico
Title: Chief Regulatory Officer and Director
Date: September 9, 2021

By:	/s/ Dan Clarence
Printed Name: Dan Clarence
Title: Chief Operating Officer and Director
Date: September 9, 2021

By:	/s/ Chris Brown
Printed Name: Chris Brown
Title: Director
Date: September 9, 2021